   As filed with the Securities and Exchange Commission on December 10, 2001.


                                                      Registration No. 333-55088
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                 AMENDMENT NO. 4

                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                               HARP & EAGLE, LTD.
                 (Name of small business issuer in its charter)
                               ------------------


           WISCONSIN                             7011                            39-1980178
(State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)        Classification Code Number)          Identification Number)


                    1234 NORTH ASTOR STREET
                  MILWAUKEE, WISCONSIN 53202                                  1234 NORTH ASTOR STREET
             (414) 272-5273 - FAX (414) 290-6300                            MILWAUKEE, WISCONSIN 53202
 (Address and telephone number of principal executive offices)      (Address of principal place of business)


                               CARY JAMES O'DWANNY
                               HARP & EAGLE, LTD.
                             1234 NORTH ASTOR STREET
                           MILWAUKEE, WISCONSIN 53202
                       (414) 272-5273 - FAX (414) 290-6300
            (Name, address and telephone number of agent for service)
                          Copies of communications to:

          ROBERT J. PHILIPP, ESQ.                     KEVIN B. DUNNE, ESQ.
            KRANITZ & PHILIPP                      KEVIN B. DUNNE LAW OFFICE
          2230 EAST BRADFORD AVENUE                  823 NORTH CASS STREET
         MILWAUKEE, WISCONSIN  53211              MILWAUKEE, WISCONSIN 53202
    (414) 332-2118 - FAX (414) 332-4480      (414) 276-1818 - FAX (414) 273-0554

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_| If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box, |X| If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________ __________________. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________________________.
 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________________________________. If delivery of
the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                  CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                 Proposed             Proposed
                                             Amount               maximum             maximum             Amount of
 Title of each class of securities            to be           offering price         aggregate          registration
          to be registered                 registered            per unit          offering price            fee
-------------------------------------------------------------------------------------------------------------------------
            Common Stock                1,000,000 shares         $6.50 (1)         $6,500,000 (1)         $1,625.00
=========================================================================================================================

(1) Price of Common Stock estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS (SUBJECT TO COMPLETION)

DATED DECEMBER 10, 2001




                           [Insert Harp & Eagle logo]




                                1,000,000 SHARES

                               HARP & EAGLE, LTD.

                                  COMMON STOCK

     Harp & Eagle, Ltd. is offering a minimum of 60,000 shares and a maximum of 1,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We expect that the initial public offering price will be between $5.00 and $6.50 per share.

     We anticipate that, upon the completion of this offering, our common stock will be quoted on the NASD's OTC Bulletin Board under the symbol "HARP".

        INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 PRICE $     A SHARE

                                                                         Underwriting
                                                 Price to                Discounts and               Proceeds to
                                                  Public                  Commissions               Harp & Eagle
                                                  ------                  -----------               ------------



Per Share.................................     $                         $                          $
Minimum (60,000 shares)...................     $                         $                          $
Maximum (1,000,000 shares)................     $                         $                          $


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This is a best-efforts, minimum-maximum offering. Our selected placement agents must sell the minimum offering of 60,000 shares if any are sold. The selected placement agents are not required to sell any specific number or dollar amount of securities in excess of the 60,000-share minimum offering, but will use their best efforts to sell all of the 1,000,000 shares offered. Funds received from subscribers will be held in escrow by Grafton State Bank. Unless the minimum offering is fully sold within 120 days from the date of this prospectus, all purchase payments will be returned in full to subscribers, without interest or deduction. If the minimum offering is sold within the foregoing period, the offering may continue until 1,000,000 shares are sold or December 31, 2002, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.


                             LISS FINANCIAL SERVICES


                  , 2001

                              [Inside front cover]
































           [Insert graphic, including photographs of Castledaly Manor superimposed on a map of its location in Ireland]

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----


Prospectus Summary............................................................................................    3
Risk Factors..................................................................................................    5
Use of Proceeds...............................................................................................    8
Dividend Policy...............................................................................................    9
Dilution......................................................................................................   10
Selected Financial Data.......................................................................................   11
Management's Discussion and Analysis of Financial Condition
   and Results of Operations..................................................................................   12
Business......................................................................................................   15
Management....................................................................................................   18
Certain Relationships and Related Transactions................................................................   20
Principal Stockholders........................................................................................   22
Description of Securities.....................................................................................   23
Shares Eligible for Future Sale...............................................................................   27
Underwriting..................................................................................................   28
Legal Matters.................................................................................................   30
Experts.......................................................................................................   30
Where You Can Find Additional Information.....................................................................   30
Index to Financial Statements.................................................................................   31
Exhibit A (Subscription Agreement)............................................................................  A-1



                               PROSPECTUS SUMMARY

     You should carefully read the following summary in conjunction with the more detailed information appearing elsewhere in this prospectus concerning our company and the common stock being offered, including our consolidated financial statements and related notes. In this prospectus, "Harp & Eagle," "we," "us" and "our" refer to Harp & Eagle, Ltd., a Wisconsin corporation, and its subsidiaries, and not to the selected placement agents.

                                   OUR COMPANY

     Harp & Eagle is engaged in the business of forming, acquiring, operating and managing Irish-theme inns and restaurants. We own all of the outstanding common stock of Castledaly Acquisition Corporation, a Wisconsin corporation which wholly owns Castledaly Manor, Ltd., an Irish limited company which owns a 24-room inn and related facilities in a refurbished country manor known as Castledaly Manor, located approximately five miles from Athlone, County Westmeath, in the center of Ireland. Our consolidated sales totalled $861,663 for fiscal 2000 and $1,085,108 for the nine months ended September 30, 2001, yielding consolidated net income of $47,605 and $37,612 for such periods, respectively. See "Business."

     Harp & Eagle was incorporated in 1999 under the laws of the State of Wisconsin. Castledaly Acquisition Corporation and Castledaly Manor, Ltd. were incorporated in 1997 under the laws of Wisconsin and Ireland, respectively. Our executive offices are located at 1234 North Astor Street, Milwaukee, Wisconsin 53202. Our telephone number is (414) 272-5273, and our facsimile number is (414) 290-6300. Castledaly Manor is located in Athlone, County Westmeath, Ireland. Its telephone number, when dialing from the United States, is (011) 353-902-81221, and its facsimile number is (011) 353-902-81600; its e-mail address is castledaly@tinet.ie.

                                  THE OFFERING

     Common stock offered..........................................................       1,000,000 shares
     Common stock outstanding before the offering..................................         649,661 shares
     Common stock to be outstanding after minimum offering.........................         709,661 shares
     Common stock to be outstanding after maximum offering.........................       1,649,661 shares
     Proposed OTC Bulletin Board trading symbol....................................                   HARP

     This is a best-efforts, minimum-maximum offering. Unless at least 60,000 shares of our common stock are sold within 120 days following the date of this prospectus, the offering will terminate and no shares will be sold. If the 60,000-share minimum offering is sold within the foregoing period, the offering may continue until 1,000,000 shares are sold or December 31, 2002, whichever occurs first. Our selected placement agents are not obligated to (1) sell any number or dollar amount of our common stock in excess of the 60,000-share minimum offering or (2) purchase any shares at any time. While these agents have agreed to use their best efforts to sell on our behalf all of the common stock offered, we cannot guarantee how much stock in excess of the required minimum, if any, will actually be sold in the offering. See "Risk Factors" and "Underwriting" for additional information concerning the terms of this offering.

                                  ------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                USE OF PROCEEDS

     We intend to use the initial net proceeds of this offering to repay existing indebtedness incurred principally in connection with the acquisition of Castledaly Acquisition Corporation and the improvement and operation of our Castledaly Manor inn and restaurant located in Athlone, Ireland. We anticipate that approximately $486,000 will be expended for this purpose. If we receive sufficient net proceeds in excess of the minimum offering, we will pursue our plans to develop inns in Green Bay, Wisconsin and County Antrim, Ireland. We expect that the cost of these projects will require approximately $2,000,000 and $1,500,000 of proceeds, respectively. If net proceeds are not sufficient or exceed the amounts required for the foregoing purposes, we will expend such proceeds to grow and expand our existing business, principally by improving our properties and/or increasing our ownership interest in affiliated properties. Please see "Use of Proceeds" for additional information concerning the manner in which we intend to expend the net proceeds of this offering.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, and related notes, which are included in this prospectus. The information shown below as of December 31, 2000 and 1999, and for the years then ended, has been taken from our consolidated financial statements, which have been audited by Cherry, Bekaert & Holland, L.L.P., independent certified public accountants. Our unaudited consolidated financial statements as of September 30, 2001, and for the nine-month periods ended September 30, 2001 and 2000, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition and results for such periods.


                                                         Year Ended                  Nine Months Ended
                                                ----------------------------   ----------------------------
                                                December 31,    December 31,   September 30,  September 30,
                                                    2000            1999           2001           2000
                                                    ----            ----           ----           ----
                                                                                (Unaudited)    (Unaudited)
STATEMENT OF INCOME DATA:

    Total revenues.............................  $   861,663    $   272,326     $1,085,108     $   596,447
    Total costs and expenses...................      809,485        437,976      1,038,184         649,045
                                                 -----------    -----------     ----------     -----------
    Income (loss) before income taxes..........       52,178       (165,650)        46,924         (52,598)
    Income tax expense (benefit)...............        4,573        (18,672)         9,312          (4,576)
                                                 -----------    -----------     ----------     -----------
    Net income (loss)..........................  $    47,605    $  (146,978)    $   37,612     $   (48,022)
    Accumulated deficit beginning
       of period...............................  $  (333,921)   $  (186,943)    $ (286,316)    $  (333,921)
                                                 -----------    -----------     ----------     -----------
    Accumulated deficit end
       of period...............................  $  (286,316)   $  (333,921)    $ (248,704)    $  (381,943)
                                                 ===========    ===========     ==========     ===========

                                                                    Not
    Net income (loss) per common share.........  $      0.10     Meaningful     $     0.07     $     (0.10)
                                                 ===========    ===========     ==========     ===========
    Weighted average common                                         Not
         shares outstanding....................      474,359     Meaningful        532,332         465,532


BALANCE SHEET DATA:                                                                 September 30, 2001
                                                                                    ------------------
                                                                                        (unaudited)

    Cash and cash equivalents.....................................................    $    46,799
    Total assets..................................................................    $ 2,102,635
    Long-term debt, less current portion..........................................    $   526,920
    Stockholders' equity..........................................................    $   823,265




    THE DATA APPEARING IN THE TABLE ABOVE AND ELSEWHERE IN THIS PROSPECTUS REFLECTS A 1 SHARE FOR 3 SHARES REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK, EFFECTED AS OF APRIL 4, 2001.
                                        4

                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes, before investing in our common stock. If any of the following risks actually occurs, our business, operating results, prospects or financial condition could be seriously harmed. The trading price of our common stock could decline, and you could lose all or part of your investment.

THIS IS A BEST-EFFORTS, MINIMUM-MAXIMUM OFFERING, AND WE MAY NOT RAISE ENOUGH CAPITAL FROM THE SALE OF OUR COMMON STOCK TO FUND OUR PLANNED METHOD OF GROWTH AND EXPANSION AS QUICKLY AS INTENDED.

     The managing placement agent, Liss Financial Services, and the other selected placement agents are not obligated (1) to sell on our behalf any number or dollar amount of our common stock in excess of the 60,000-share minimum offering or (2) to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best efforts to sell on our behalf all of the common stock offered by this prospectus. However, we cannot guarantee how much of our common stock in excess of the required minimum, if any, will actually be sold in this offering.

     We plan to use up to approximately $486,000 of net offering proceeds to repay existing indebtedness, whether or not we are also able to acquire or develop additional hotel properties. Thereafter, if sufficient net proceeds of this offering are available, we intend to acquire and develop one or more additional hotel properties. We anticipate that we will be able to acquire or develop additional hotel properties for prices ranging from approximately $500,000 to $3.5 million per property.

     If the proceeds of this offering, after deduction of selling commissions and other expenses, are not sufficient to meet our cash requirements for such expansion, we will expend all the proceeds we receive to grow and expand our existing business, principally by improving our properties and/or increasing our ownership interest in affiliated properties. Our inability to obtain financing in excess of the minimum will impede the implementation of our plans for growth and expansion, thereby possibly extending the time required for you to realize a positive return, if any, on your investment in our company.

WE CANNOT GUARANTEE THAT AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP OR BE SUSTAINED.

     While our common stock will be quoted on the NASD's OTC Bulletin Board upon completion of this offering, we cannot provide definite assurance that our shares will be actively traded. The development and continuation of a trading market will depend principally upon our business, financial condition and operating results.

     Further, if the market price for our common stock drops below $5.00 per share, SEC rules may impose additional requirements upon broker-dealers who effect transactions in our shares, principally with respect to (1) additional disclosures concerning the risks of investment in lower-priced stocks, (2) written investor-suitability determinations and (3) written authorization of these transactions by the proposed purchasers. Compliance with these rules could impede trading and adversely impact the price and liquidity of your shares.

OUR MANAGEMENT MAY NOT BE SUCCESSFUL IN APPLYING THE PROCEEDS OF THIS OFFERING IN A MANNER THAT INCREASES THE VALUE OF YOUR INVESTMENT.

     We plan to utilize the net proceeds of this offering in the manner described in this prospectus under "Use of Proceeds." Nevertheless, we will have broad discretion in determining specifically how the proceeds will be used. You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning acquisitions, if any, or other purposes to which the funds will ultimately be applied. We may not be successful in spending the proceeds from this offering, whether in our existing operations or for external investments, in ways which increase our profitability or our market value, or otherwise yield favorable returns.

PURCHASERS OF COMMON STOCK IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     Assuming a price of $6.00 per share, the initial public offering price of our common stock is substantially higher than its book value immediately after the offering. As a result, if you invest in this offering, you will incur immediate dilution of at least $2.30 per share in the net tangible book value of the shares purchased from the price you pay for your stock. You will incur this dilution largely because our earlier investors paid substantially less than the initial public offering price when they purchased their common stock. See the discussion under "Dilution" for a calculation of the dilution you will experience, assuming various levels of sales in this offering.

PROVISIONS IN OUR CHARTER DOCUMENTS AND WISCONSIN LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY AND POSSIBLY REDUCE THE AMOUNT PAID FOR OUR COMMON STOCK IN THE FUTURE.

     Provisions of our articles of incorporation, bylaws and Wisconsin law could, separately or together:

     - discourage potential acquisition proposals;

     - delay or prevent a change in control; and

     - limit the price that investors might be willing to pay in the future for shares of our common stock.

     The application of these provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Securities - Anti-Takeover Provisions" for a further discussion of statutory and other anti-takeover provisions which may affect us. Also, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, voting rights, restrictions, preferences and privileges of those shares without the approval of our stockholders. The rights of holders of common stock will be subject to, and may be impaired by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control by making it more difficult for a third party to acquire a majority of our stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders. We have no present plans to issue shares of preferred stock. However, even the potential issuance of preferred stock could reduce the price that investors are willing to pay for our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     The executive officers and directors of our company and their affiliates currently own, in the aggregate, 375,002 shares, or 57.7%, of our outstanding common stock. These persons have agreed to enter into lock-up agreements that prevent them from selling, pledging or otherwise disposing of their common stock for a period of 120 days after the commencement of this offering, without the prior written approval of Liss Financial Services, the managing placement agent. Upon the expiration of the 120-day lock-up period, or earlier with the written consent of Liss Financial Services, the 375,002 restricted shares held by our affiliates will become eligible for sale in the public market, subject to the requirements of Rule 144 as to volume, manner of sale, notice and the availability of public information. 119,003 restricted shares held by non-affiliates and not subject to lock-up agreements became initially eligible for sale under Rule 144 prior to September 30, 2001, subject to the same Rule 144 restrictions and requirements as sales by our affiliates, and 145,322 shares were eligible for sale under Rule 144(k), without such restrictions, as of that date. 10,334 shares have become or will become eligible for sale during the fourth quarter of 2001, also subject to the same Rule 144 restrictions as sales by our affiliates. Also see "Description of Securities" for information concerning common stock issuable upon the exercise of options and underwriter's warrants.

     Sales of substantial amounts of our common stock in the public market, or conceivably only the perception that such sales may occur, could create the impression in the public of difficulties or problems with our business. This might adversely affect the market price of our common stock and could impair our ability to sell additional common stock or other equity securities on terms that we consider satisfactory. For a more detailed discussion of potential future sales by existing stockholders, see "Shares Eligible for Future Sale."

IF ACTUAL OR POTENTIAL EVENTS OF TERRORISM RESULT IN TRAVEL DISRUPTIONS WHICH REDUCE OUR TOUR PACKAGE BUSINESS OVER AN EXTENDED PERIOD, YOUR INVESTMENT IN OUR COMPANY MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO REPLACE THESE CUSTOMERS.

     To date, recent terrorist attacks have resulted principally in a limited number of our U.S. tour package customers postponing, as opposed to canceling, travel to Castledaly Manor. We believe that U.S. tour package customers can be replaced with local patrons, as well as customers from England and Scotland. Because we include airfare in our tour packages at cost, our net revenues will not be reduced provided that local traffic is sufficient to replace the lodging and food/beverage service revenues historically generated by U.S. tour package customers. However, if we are unable to replace our U.S. tour package customers over an extended period, our reduced revenues are likely to adversely impact your investment in our common stock.

UNLESS AT LEAST 100,344 SHARES OF COMMON STOCK ARE SOLD IN THIS OFFERING TO PERSONS WHO ARE NOT DIRECTORS OR EXECUTIVE OFFICERS OF HARP & EAGLE, OR THEIR AFFILIATES, IT IS LIKELY THAT OUR DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES WILL CONTINUE TO OWN A CONTROLLING PERCENTAGE OF OUR COMMON STOCK, AND THE VOTING POWER OF OTHER STOCKHOLDERS MAY BE LIMITED.

     We anticipate that our directors, executive officers and their affiliates will beneficially own, in the aggregate, more than 50% of our outstanding common stock after this offering unless at least 100,344 shares of common stock are sold to persons who are not directors or executive officers of our company, or their affiliates. Accordingly, if these persons act together, they will have the ability to control all matters submitted to our stockholders for approval and to exercise controlling influence over our business and affairs. This includes any determination as to the election and removal of directors and the approval of any merger or other business combination, the acquisition or disposition of our assets, whether or not we incur indebtedness, the issuance of any additional common stock or other equity securities and the payment of dividends on our common stock. These stockholders may make decisions that are adverse to your interests. See "Principal Stockholders" for more information about the ownership of our common stock.

OUR PRESIDENT IS NOT COVERED BY AN EMPLOYMENT CONTRACT OR "KEY PERSON" LIFE INSURANCE, AND HIS LOSS COULD ADVERSELY AFFECT OUR BUSINESS RESULTS AND THE VALUE OF YOUR INVESTMENT.

     Our future success depends upon the continued services of our President, Cary James O'Dwanny, and the loss of his services could have a material adverse effect on our business, financial condition, operating results and, potentially, the value of your investment in our common stock. In addition, if Mr. O'Dwanny or any of our key employees joins a competitor firm or forms a competing company, the resulting loss of existing or potential clients and business relationships, including merger or acquisition candidates, could have a serious adverse effect upon our business and the value of your investment in our common stock. None of our employees, including Cary James O'Dwanny, is bound by an employment agreement, and these personnel may terminate their employment at any time. If we were to lose one or more key employees, we may be unable to prevent the unauthorized disclosure of our strategic planning, procedures, practices or client lists. In addition, we do not have "key person" life insurance policies covering any of our employees.

WE DO NOT INTEND TO DECLARE OR PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We currently intend to retain earnings, if any, to support our growth strategy. Consequently, a prospective investor who needs to receive periodic dividend income should probably not invest in this offering.

                                 USE OF PROCEEDS

     Assuming a public offering price of $6.00 per share, we estimate that our net proceeds from the sale of the sale of this offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, will be approximately $244,000 if the minimum offering of 60,000 shares is sold and $5,320,000 if the maximum offering of 1,000,000 shares is sold. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets. Net proceeds of this offering will be allocated to working capital and expended for the following purposes:


                                                    Number of shares of common stock assumed sold in the offering (1)
                                                    -----------------------------------------------------------------
                                                       60,000           200,000           600,000         1,000,000
                                                       Shares           Shares            Shares           Shares
                                                       ------           ------            ------           ------

Repayment of debt (2)(3).........................    $ 244,000       $   486,000      $    486,000      $   486,000
Green Bay, Wisconsin project (4).................            -                 -         2,000,000        2,000,000
Antrim, Ireland project (4)......................            -                 -                 -        1,500,000
Other acquisitions and improvements (5)..........            -           514,000           674,000        1,334,000
                                                     ---------       -----------      ------------      -----------
     Total.......................................    $ 244,000       $ 1,000,000      $  3,160,000      $ 5,320,000




(1) The numbers of shares of common stock shown as sold in the above table, in excess of the minimum offering of 60,000 shares, have been arbitrarily selected by us for purposes of illustration only. WE CAN PROVIDE NO ASSURANCE THAT ALL OR ANY PART OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS IN EXCESS OF THE MINIMUM WILL BE SOLD. SEE "RISK FACTORS" AND "UNDERWRITING" FOR ADDITIONAL INFORMATION CONCERNING THIS "BEST-EFFORTS," "MINIMUM-MAXIMUM" OFFERING.

(2) We intend to apply all of the net proceeds of the 60,000-share minimum offering to repay approximately $244,000 owed to Johnson Bank, bearing interest at the prime rate plus 0.5% (6.5% at September 30, 2001), due April 30, 2002. Proceeds of the above loan, including approximately $168,000 of this indebtedness assumed by us in connection with our acquisition of Castledaly Acquisition Corporation during fiscal 2001, were used to finance the improvement and operation of the Castledaly Manor inn and restaurant. Johnson Bank is not a related party of Harp & Eagle. If only the minimum offering is sold, approximately $96,000 will remain outstanding to Johnson Bank.

(3) If sufficient common stock in excess of the 60,000-share minimum is sold in this offering, we will apply net proceeds of such sales, up to the following approximate aggregate amounts and in the order of priority indicated, to fully repay the following indebtedness:

         - First, approximately $96,000 owed to Johnson Bank, representing the remaining balance outstanding after the repayment described in note (2), above;

         - Second, $33,000 owed to Grafton State Bank, an unrelated party, bearing interest at the rate of 6% per annum, due on demand, assumed in connection with our acquisition of Castledaly Acquisition Corporation during fiscal 2001;

         - Third, approximately $13,000 owed to Cary James O'Dwanny, our President and a director, bearing no interest, due on demand; and

         - Fourth, $100,000 owed to Richard Peterson, one of our non-affiliate shareholders, bearing interest at the rate of 9% per annum, due on demand.

     Also see "Certain Relationships and Related Transactions" for information concerning our assumptions of debt and proposed repayments.

(4) If we receive sufficient net proceeds in excess of the minimum offering, we intend to pursue our plans to develop inns in Green Bay, Wisconsin and County Antrim, Ireland. We expect that our equity contributions to these projects will require approximately $2,000,000 and $1,500,000 of proceeds, respectively. The balance of project costs will be borrowed.

(5) If the proceeds of this offering, after deduction of selling commissions and other expenses, are not sufficient to meet our cash requirements for one or both of the projects referred to in note (4), above, or if net proceeds exceed the amounts required for the purposes referred to in notes
     (2), (3) and (4), above, we will expend such proceeds to grow and expand our existing business, principally by improving our properties and/or increasing our ownership interest in affiliated properties. We may also acquire or develop other additional hotel properties, at prices which we anticipate will range from $500,000 to $3.5 million per property.

     We continually evaluate and discuss potential acquisitions and strategic investments. However, we have no present understandings, commitments or agreements with respect to any acquisition or investment.

     While we presently anticipate that working capital will be expended for the above purposes in approximately the amounts indicated, the actual amount that we expend for these purposes will depend on a number of factors, including the amount which is raised in this offering, our future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

     Pending their use, net proceeds from this offering will be invested in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper, United States Government obligations, money market funds or similar short-term investments. Any income derived from these short-term investments is expected to be used for working capital.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant.

                                    DILUTION


     Our net tangible book value as of September 30, 2001 was approximately $779,588, or $1.20 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. The following table illustrates the dilution to purchasers of common stock in this offering if the minimum offering of 60,000 shares is sold, and also at certain arbitrarily determined sales levels on excess of the minimum (ie., 200,000, 600,000 and 1,000,000), at the assumed public offering price of $6.00 per share, after deduction of estimated underwriting commissions and other offering expenses payable by us. At the sales levels indicated, our pro forma net tangible book value at September 30, 2001 would have been $1,023,588, $1,779,588, $3,939,588 or $6,099,588, respectively, or $1.44, $2.09, $3.15 or $3.70, respectively, per share of common stock, representing an immediate increase in net tangible book value of $0.24, $0.89, $1.95 or $2.50, respectively, per share to existing stockholders and immediate dilution of $4.56, $3.91, $2.85 or $2.30, respectively, per share to new investors.

                                                        Number of shares of common stock sold in the offering (1)
                                                        ---------------------------------------------------------
                                                       60,000           200,000           600,000         1,000,000
                                                       Shares           Shares            Shares           Shares
                                                       ------           ------            ------           ------

Initial public offering
      price per share............................       $ 6.00            $ 6.00           $ 6.00            $ 6.00
   Net tangible book value
      before the offering........................         1.20              1.20             1.20              1.20
   Increase in net tangible book value
      attributable to new investors..............         0.24              0.89             1.95              2.50
                                                          ----              ----             ----              ----
Pro forma net tangible book value
     per share after the offering................         1.44              2.09             3.15              3.70
                                                        ------            ------           ------            ------
Dilution per share to new public investors.......       $ 4.56            $ 3.91           $ 2.85            $ 2.30
                                                        ======            ======           ======            ======


(1) The numbers of shares of common stock shown as sold in the above table, in excess of the minimum offering of 60,000 shares, have been arbitrarily selected by us for purposes of illustration only. We can provide no assurance that all or any part of the common stock offered by this prospectus in excess of the minimum will be sold. See "Risk Factors" and "Underwriting" for additional information concerning this "best-efforts," "minimum-maximum" offering.

     The following table summarizes, on a pro forma basis as of September 30, 2001, after giving effect to the sale of the minimum offering of 60,000 shares, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares in this offering at the assumed initial public offering price of $6.00 per share and before deduction of estimated underwriting discounts and commissions and offering expenses payable by us:


                                               Shares                         Total                   Average
                                             Purchased                    Consideration            Consideration
                                             ---------                    -------------            -------------
                                      Amount          Percent        Amount          Percent      Paid Per Share
                                      ------          -------        ------          -------      --------------

Existing stockholders............      649,661         91.5%       $1,185,370         76.7%          $1.82
New public investors (1).........       60,000          8.5%          360,000         23.3%          $6.00
                                      --------        ------       ----------        ------
     Total.......................      709,661        100.0%       $1,545,370        100.0%
                                      ========        ======       ==========        ======

(1) If sales levels of 200,000 shares, 600,000 shares and 1,000,000 shares are assumed for purposes of illustration only, at the assumed public offering price of $6.00 per share, the percent of total shares sold which are purchased by new investors would be 23.5%, 48.0% and 60.6%, respectively; and the aggregate consideration paid by new investors would be $1,200,000, $3,600,000 or $6,000,000, respectively, or 50.3%, 75.2% or 83.5%, respectively, of the total consideration paid for all of the common stock to be outstanding after this offering. The average consideration paid per share, by both existing stockholders and new investors, remains the same at all levels of sales. There can be no assurance that all or any part of the common stock offered by this prospectus in excess of the minimum offering of 60,000 shares will be sold. See "Risk Factors" and "Underwriting" for additional information concerning this "best-efforts," "minimum-maximum" offering.

                             SELECTED FINANCIAL DATA

     You should read the following summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, and related notes, which are included in this prospectus. The information shown below as of December 31, 2000 and 1999, and for the years then ended, has been taken from our consolidated financial statements, which have been audited by Cherry, Bekaert & Holland, L.L.P., independent certified public accountants. Our unaudited consolidated financial statements as of September 30, 2001, and for the nine-month periods ended September 30, 2001 and 2000, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition and results for such periods.


                                                         Year Ended                  Nine Months Ended
                                                ----------------------------   ----------------------------
                                                December 31,    December 31,   September 30,  September 30,
                                                    2000            1999           2001           2000
                                                    ----            ----           ----           ----
                                                                                (Unaudited)    (Unaudited)
                                                                                -----------    -----------

STATEMENT OF INCOME DATA:


    Total revenues.............................  $   861,663    $   272,326     $1,085,108     $   596,447
    Total costs and expenses...................      809,485        437,976      1,038,184         649,045
                                                 -----------    -----------     ----------     -----------
    Income (loss) before income taxes..........       52,178       (165,650)        46,924         (52,598)
    Income tax expense (benefit)...............        4,573        (18,672)         9,312          (4,576)
                                                 -----------    -----------     ----------     -----------
    Net income (loss)..........................  $    47,605    $  (146,978)    $   37,612     $   (48,022)
    Accumulated deficit beginning
       of period...............................  $  (333,921)   $  (186,943)    $ (286,316)    $  (333,921)
                                                 -----------    -----------     ----------     -----------
    Accumulated deficit end
       of period...............................  $  (286,316)   $  (333,921)    $ (248,704)    $  (381,943)
                                                 ===========    ===========     ==========     ===========
                                                                     Not
    Net income (loss) per common share.........  $      0.10     Meaningful     $     0.07     $     (0.10)
                                                 ===========    ===========     ==========     ===========
    Weighted average common                                        Not
         shares outstanding....................      474,359     Meaningful        532,332         465,532

BALANCE SHEET DATA:


                                                                                    September 30, 2001
                                                                                    ------------------
                                                                                        (unaudited)

    Cash and cash equivalents.....................................................   $     46,799
    Total assets..................................................................   $  2,102,635
    Long-term debt, less current portion..........................................   $    526,920
    Stockholders' equity..........................................................   $    823,265


    THE DATA APPEARING IN THE TABLE ABOVE AND ELSEWHERE IN THIS PROSPECTUS REFLECTS A 1 SHARE FOR 3 SHARES REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK, EFFECTED AS OF APRIL 4, 2001.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following commentary in conjunction with the financial statements and related notes contained elsewhere in this prospectus. During the past several months, we have completed our acquisition of all of the outstanding capital stock of Castledaly Acquisition Corporation, a Wisconsin corporation, which certain of our officers helped to organize and which owns all outstanding "ordinary shares" of Castledaly Manor, Ltd., an Irish corporation. Ordinary Shares are comparable to common stock in a United States corporation. When discussing our financial condition and performance, we refer to the financial condition and results of operations of Castledaly Manor during the past two years.

     During 1999, Castledaly Manor had been operated under the control of an Irish partner for the first five months. At the end of May 1999, Castledaly Acquisition Corporation purchased the interest of its partner and instituted new marketing and operating policies. Operations improved within 30 days, and since then the facility has generally achieved positive cash flow. During calendar year 2000, Castledaly Manor enjoyed significant sales and profit improvement over calendar year 1999.

     During the fall of 2000, we began a major expansion program at our Castledaly Manor facility. This involved remodeling unused stable blocks and improving the court yard area between the stable blocks and our main hotel facility. We opened the new rooms for occupancy in April 2001 and experienced a substantially greater volume of sales, with a backlog of reservations developed through 2001.

     Immediately following the September 11, 2001 attack on the World Trade Center and other targets in the United States by international terrorists, we experienced a reduction in sales volume due to cancellations of customer reservations. However, 80% or more of those who cancelled their reservations have requested an opportunity to reschedule to a later date. While forward reservations for the first quarter of 2002 are down from the prior year, we are taking steps to improve sales, by greater marketing to local Irish residents and a reduced price trip from the United States, with price reductions somewhat offset by extending the duration of the trip from six nights to seven nights.
We believe that additional revenue will be generated on the additional tour day. We are also exploring marketing to Great Britain and the continent. Overall, we are satisfied that the steps we are taking will maintain our operations on a profitable, and cash flow positive basis.

RESULTS OF OPERATIONS

     Gross Revenue


     Sales increased from $272,326 in 1999 to $861,663 in 2000, an increase of over 200%. During the first nine months of 2001, sales revenue further increased from $596,447 in the prior period in 2000 to $1,085,108 in 2001, an increase of over 80%. Sales were running at a substantially higher monthly rate prior to September 11, 2001 over their average rate during the first nine months of 2000 due to the increased capacity of our facility. For the first nine months of 2001, our revenues consisted of $608,589, or approximately 56%, from airline fees; $356,873, or 33%, from room rentals; and $119,646, or 11%, from food and beverage sales, representing increases of $365,309, or 150%; $114,496, or 47%; and $8,856, or 8%, over the same period of 2000 for the foregoing categories, respectively. Related costs are described below.



     While our overall sales revenue was adversely affected by the September 11 terrorist attack on the United States because of public fears about air travel, we anticipate that our revised marketing plans as described above may aid us in achieving improved sales revenue in 2002. While sales revenue increased substantially through September 2001, our costs of sales did not increase at the same high rate, due to greater efficiency in operations and careful cost control. As a result, gross income increased 278% from 1999 to 2000 and by 96% in the first nine months of the year 2001.


     Operating Expenses

     While operating expenses increased 111% from 1999 to 2000 and 75% in the first nine months of 2001 over the comparable period in year 2000, they did not increase as rapidly as gross income for those periods.

Consequently, income from operations increased from a loss of $(103,492) in 1999 to a profit of $113,464 in 2000. With further sales revenue increases in the first nine months of 2001, income from operations was running at a higher level on a monthly basis over the first nine months of 2001.


     For the first nine months of 2001, our operating expenses included $615,281, or 62%, for airline tickets; $265,797, or 27%, for room rentals; $89,112, or 9%, for food and beverage sales; and $19,915, or 2%, for other miscellaneous general expenses, representing increases/(decreases) of $316,553, or 106%; $71,427, or 37%; $266, or less than 1%; and $(1,043), or 5%, compared with the same period of 2000 for the foregoing categories, respectively.


     Net Income

     Since we have incurred significant debt in connection with the acquisition and improvement of our Irish facility, our debt service requirements resulted in an overall loss for 1999. Net income for 2000 increased principally due to our increased occupancy rate. During the first nine months of 2001, we experienced a profit of $37,612, despite the operating disruptions due to remodeling of the stable blocks. This compares to a loss of $48,022 during the comparable period in the prior year. While our operations are reduced because of cancellations and delays in trips following September 11, 2001, we expect our operations to continue on a generally profitable and cash-flow-positive basis.

FINANCIAL CONDITION

     Liquidity; Commitments for Capital Resources; and Sources of Funds

     Our principal source of liquidity from operations has been cash earnings from rental of hotel rooms, and food and liquor sales. Our Castledaly Manor facility has earned revenues primarily from U.S. residents who take our weekly round-trip travel package. Under this program, two persons fly from Chicago to Dublin, where our bus meets them to bring them to Castledaly Manor. They stay in Castledaly Manor for a week, from Wednesday to Wednesday, and fly back to Chicago. Beginning as of January 1, 2002, the trip will be from Wednesday through Thursday of the following week, which is expected to produce increased food and liquor sales. Reservations are usually made months in advance and we generally have experienced a backlog. A few room nights are sold to walk- in local customers in Ireland. We also receive revenues from food and beverage sales to local residents who are welcome to use our facilities, including for private parties. We anticipate that revenues generated by room rentals and food and drink sales will continue to satisfy our operating cash requirements in the future, as they do currently and have since 1999. For year 2002, we intend to place somewhat greater emphasis on marketing to Irish, British and European residents and to run reduced rate special trips from the United States until international air travel returns to more normal levels following the September events.

     We have experienced increased working capital deficits during 2000 and for the first nine months of 2001 due principally to our initial startup costs and subsequent renovation and improvement of Castledaly Manor. We anticipate repayment of approximately $486,000 of current obligations with proceeds of this offering, which would reduce our working capital deficit significantly. In addition, we have achieved positive earnings in 2000 and the first nine months of 2001, and, in the estimation of management, will be able to generate sufficient cash from operations to meet the balance of our obligations as they become due.


     To provide additional liquidity, we have obtained a revolving term loan credit facility from a commercial bank, under which we may borrow up to a maximum of $350,000 at a rate of interest equal to the prime rate plus 0.5%. Pursuant to the current agreement, the lending commitment terminates April 30, 2002, and any loan balance outstanding shall be paid on that date; however, we have not experienced difficulty in renewing and extending previous credit agreements and anticipate that the current agreement will be extended on acceptable terms. Amounts outstanding under such credit facility are guaranteed by County Clare, Ltd., a related party, and by a stockholder of Harp & Eagle. As of the date of this prospectus, approximately $340,000 was outstanding under this credit facility, all of which we intend to repay with proceeds of this offering: $244,000 with proceeds of the required 60,000-share minimum offering and the remaining $96,000 if we realize sufficient net proceeds in excess of such minimum, as to which there can be no assurance. Following any such repayment, we may if we choose re-borrow up to $350,000 on the same terms described above. See "Use of Proceeds" for additional information concerning our intended repayment of this outstanding indebtedness.

     We have no specific source of or provision for long-term liquidity. While management is confident that we will be able to extend the credit facility described above beyond its scheduled termination as of April 30, 2002 on acceptable terms, no definite assurance can be given as to our ability to do so.


     A major use of proceeds will be to repay bank debt that we previously incurred in connection with acquiring and improving Castledaly Manor. See "Use of Proceeds" and "Certain Relationships and Related Transactions" for detailed information concerning our intended retirement of outstanding indebtedness. Repayment of these loans will reduce our future interest expenses. However, we also intend to purchase, construct, and operate one or more other hotels in the United States, as well as one in Northern Ireland, to the extent that investment capital and new loans permit. Any new borrowings will increase our future interest charges.

     During 2000, we conducted a private placement of our common stock to a small number of investors. This placement of stock was the primary source of our increased equity capital during calendar 2000. Subsequently, as of June 30, 2001, we acquired the balance of the shares of outstanding common stock of Castledaly Acquisition Corporation in a share exchange.

     Changes in Assets and Liabilities

     From fiscal 1999 to fiscal 2000, we substantially increased our assets, reduced debts relative to assets and improved our liquidity. While total assets increased 94%, total liabilities increased only 19%. Increases in assets were largely represented by increases in our cash accounts and by increased prepaid expenses primarily represented by airline reservations for tourists taking our weekly trip. Customer deposits represented a substantial portion of increased liabilities. For the first nine months of 2001, we increased the amount of prepaid expenses. We also received increased amounts of customer deposits.

     Costs in connection with converting the stable blocks in the rear of our hotel into guest rooms available for rent was the primary cause of increased building improvement costs during 2001. We also added to our furniture, fixtures and equipment at Castledaly Manor in connection with the addition of these rooms. These additional rooms became available for rent during April 2001, and this improvement resulted in increased sales volume after March.

INFLATION AND OTHER FACTORS THAT MAY AFFECT FUTURE RESULTS.

     We have not been affected by inflation in the past, and do not expect inflation to have a significant effect on operations in the foreseeable future.

                                    BUSINESS


BACKGROUND

     Harp & Eagle has been organized to acquire, expand, build, own, manage and operate boutique hotels in the United States and Ireland, each of which will incorporate an ethnic Irish theme. In addition to providing overnight stays in our rooms, we expect that our hotels will typically incorporate a bar and food service.

     Prior to the commencement of this offering, we acquired, principally through an exchange of shares, all of the outstanding common stock of Castledaly Acquisition Corporation, a Wisconsin corporation which owns all of the outstanding ordinary shares of Castledaly Manor, Ltd., the Irish limited company which directly owns Castledaly Manor. At the present time, our business operations include (1) the operation of Castledaly Manor and (2) the review and evaluation of other potential sites for development of additional Irish-theme inns and restaurants. We are currently principally considering potential sites in Green Bay, Wisconsin and County Antrim, Ireland. In the future, we will seek to build, acquire and/or develop other Irish-theme hotels in the United States and Ireland.

CASTLEDALY MANOR

     GENERAL. Castledaly Manor is a 37-acre facility with a manor house and stable blocks, originally built as a working estate in the early 18th Century. During 1997, a group of Wisconsin investors organized Castledaly Acquisition Corporation which purchased one-half of the outstanding "ordinary shares" of Castledaly Manor, Ltd., an Irish limited company; an Irish entrepreneur owned the balance. Castledaly Manor, Ltd. owns 100% of the equity in Castledaly Manor. An Irish limited company, which is comparable to a typical business corporation in the United States, provides limited liability of its shareholders; its equity shares, which are comparable to common stock, are referred to as "ordinary shares." In 1997, Castledaly Manor significantly renovated its buildings and improved its grounds. During 1999, Castledaly Acquisition Corporation acquired the remaining outstanding ordinary shares of Castledaly Manor, Ltd. and now owns 100% of its outstanding shares. During 2000 and 2001, Harp & Eagle acquired all of the outstanding common stock of Castledaly Acquisition Corporation, thereby becoming the sole owner of Castledaly Manor.

     Castledaly Manor offers a travel package for American tourists which includes round-trip air travel between Chicago to Dublin and one week's accommodations at Castledaly Manor, for a package price per couple of less than $1,350 in the winter to $1,800 in the summer. This program has resulted in an occupancy rate of more than 80% for the period from late 1999 to date. Any rooms not occupied by travel-package guests are available to others at the rate of $100 per night.

     Originally, Castledaly Manor had 11 rooms available for rent. Early in 2001, it expanded by renovation of the stable blocks behind the manor house, thereby adding an additional 12 guest rooms; with these additional rooms, the inn now has 23 guest rooms available for rent. Commencing in the second half of 1999 and continuing to date, Castledaly Manor has achieved positive cash flow.

     DESCRIPTION OF THE CASTLEDALY PROPERTY. Castledaly Manor is located midway between Athlone and Moate, in the center of Ireland. It was built over 250 years ago and is surrounded by 37 acres of pasture and woodland. Five golf courses, riding and angling are available in the immediate vicinity. The manor's main building includes an entrance hall and reception hall; a dining room, lounge and function room (for corporate and business meetings); conservatory; 11 guest rooms including one double-family suite; a manager's living suite; a bar; and miscellaneous other rooms. The grounds are also occupied by walled gardens, a pond and stream, and stone stables which have been converted into an additional 12 guest rooms.

     We intend to further expand Castledaly Manor by adding a pub in a section of the stables for an estimated approximate cost of $250,000. See "Use of Proceeds" concerning the possible expenditure of proceeds of this offering in connection with the foregoing improvement.

     MARKETING AND PROMOTION. We promote Castledaly Manor primarily by word of mouth referrals and through advertising at County Clare in Milwaukee, Wisconsin and 52 Stafford in Plymouth, Wisconsin.

     FINANCING; INSURANCE. Castledaly Manor is subject to a first mortgage held by Ulster Bank, payable in monthly installments of $3,211, due February 1, 2013, bearing interest at the Irish prime rate less 0.5%. $405,699 was outstanding as of December 31, 2000, and the interest rate was 7.5% per annum. The property is fully insured.

COMPETITION

     To date, we have not conducted domestic operations. However, utilizing proceeds of this offering, we propose to expand our business to include both Irish and U.S. operations. See "Use of Proceeds" for additional information concerning our plans to develop additional properties in the United States, including an inn in Green Bay, Wisconsin. With respect to our Irish operations, as well as our proposed domestic operations, the primary method of competition in the hotel business involves the effort to attract lodging guests and related dining and other business, such as meetings. This competition is intense in both countries, and we will compete with numerous hotels and inns which offer excellent facilities and service, many of which have substantially greater financial and other resources than our company, particularly with respect to suitable properties and locations for expansion. Risks associated with our expansion strategy are discussed under "Risk Factors."

     In the United States, we believe that our Irish-theme concept will distinguish our inns from the vast majority of competing facilities, providing a significant marketing advantage.

     As mentioned above, provided that the net proceeds of this offering are sufficient to adequately fund one or more new inns, we expect to compete for additional properties principally with respect to properties and locations. We intend to provide for the growth of our company largely through the acquisition or development of additional hotel properties, and our inability to successfully compete for such properties could impede our efforts to grow and expand as quickly as planned.

BUSINESS EXPANSION

     We intend to concentrate substantial efforts, including the allocation of management time and other resources, on the expansion our business in the United States and Ireland. We expect to do so by (1) constructing and developing new inns in the United States and Ireland, (2) acquiring ownership positions in firms that own and operate hotels, predominantly, we expect, in the United States and Ireland, and (3) increasing our interest in properties which we already partially own.

     OWNERSHIP OF EQUITY INTERESTS. We wholly own Castledaly Acquisition Corporation, which owns and operates Castledaly Manor in Ireland, as discussed above, and a minority equity interest in County Clare, Ltd., which operates a 30-room Irish-theme inn and restaurant named County Clare in Milwaukee, Wisconsin. County Clare and Castledaly Manor share marketing materials and advertising. Personnel are occasionally rotated between Milwaukee and Ireland, and share common training.

     In the future, we may increase our interest in County Clare and/or acquire an ownership interest in one or more other facilities, including two hotels operated by our President, Cary James O'Dwanny: 52 Stafford, a 19-room hotel with restaurant located in Plymouth, Wisconsin, and Audubon, a 17-room hotel with restaurant located in Mayville, Wisconsin. Our general purpose in acquiring such interests is to gain participation in the management of the firms in which we invest, and to develop operating synergies that benefit our company, such as achieving economies of scale in purchasing supplies, training of personnel and sharing of marketing expenses.

     DEVELOPMENT OF NEW FACILITIES. We have explored a second location in Ireland, in the town of Ballycastle, County Antrim. Our President has conducted discussions with the Moyle District County officials there, who have expressed favorable interest.

     In the United States, we may seek in the future to enter new markets by developing, building and operating additional Irish-theme hotels. In selecting sites, we intend to locate in or near cities with large populations of persons of Irish heritage, particularly in areas which exhibit pride in their ethnic origin. In our experience, the sponsorship of local Irish-heritage organizations, fairs, parades and similar groups and functions indicates an interest in Irish heritage and provides an effective means of identifying and communicating with persons who are likely to appreciate and support our Irish-theme inns and restaurants.

     Our first preference is to build an Irish-theme hotel in the Green Bay, Wisconsin metropolitan area. A large segment of the Green Bay population is of Irish descent. We have reviewed various potential locations to build an Irish-theme hotel in the Green Bay area and have identified one that we consider desirable for this purpose, located on the Fox River in the downtown area of the city. However, we have not yet committed to purchase the site. We have also considered potential locations in other U.S. cities, such as Cudahy, Wisconsin, St. Paul, Minnesota and Chicago, Illinois. We will seek to expand in a manner consistent with our format, as described below.

THE FORMAT OF OUR HOTELS

     As a general rule, we expect to follow a common pattern in our newly constructed Irish theme hotels. Typically, we will build smaller facilities, with approximately 30 to 50 guest rooms. Each will generally be constructed in the Georgian-style of architecture, which is a pattern common to Irish guest houses. Each of our inns will be typically be a three-story building with colored stucco exterior. Each will feature an entrance designed to emulate the imposing pub entrances found throughout Ireland. Each inn will typically offer food service and include a pub.

PERSONNEL

     Harp & Eagle and its subsidiaries, Castledaly Acquisition Corporation and Castledaly Manor, Ltd., currently have six full-time and six part-time employees, all of whom are employed directly by Castledaly Manor, Ltd. and work at Castledaly Manor. No employee is subject to a collective bargaining agreement. Castledaly Manor, Ltd. generally considers its relations with its employees to be excellent.

     Neither Harp & Eagle nor Castledaly Acquisition Corporation directly employs any full-time or part-time workers at this time. Officers of the foregoing corporations will work part-time on an as-needed basis until our level of operations is sufficient to justify a greater commitment of time and financial resources. No such part-time employee is subject to a collective bargaining agreement.

                                   MANAGEMENT


DIRECTORS AND OFFICERS

     Listed below are the names and ages of our directors and officers and the positions they hold with our company.

         Name                      Age                Position
         ----                      ---                --------
Cary James O'Dwanny                 60       President, Treasurer and Director
Gerard Dunne                        45       Vice President and Director
Dennis J. Radtke                    30       Vice President and Director
Sean D. O'Dwanny                    35       Vice President and Director
Richard A. Kranitz                  57       Secretary and Director
Michael S. Joyce                    59       Director
Thomas J. Sheehan                   62       Director

     CARY JAMES "RIP" O'DWANNY has been the President, Treasurer and a director of Harp & Eagle since our inception in 1999. From 1993 to the present, he has also been the President, Treasurer and a director of County Clare, Ltd., which owns and operates County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. From 1989 to the present, Mr. O'Dwanny has also been the President and a director of Classic Inns of Wisconsin, Inc., which owns and operates 52 Stafford, another Irish-theme inn and restaurant located in Plymouth, Wisconsin.

     GERARD DUNNE has been a Vice President and a director of Harp & Eagle since our inception in 1999. He has been the manager of Castledaly Manor since June 1999. From 1998 to 1999, Mr. Dunne was a manager with The Bridge House, a popular pub in Fidelma Kiernan, Ireland, and from 1997 to 1998, he was a manager with The Three Jolly Pigeons in Athlone, Ireland. Mr. Dunne was employed by the accounting firm of Milne & Dwyer & Co., of Tullamore, from 1974 to 1981; from 1981 to 1982, he was employed by the accounting firm of Walsh Kealey & Co., also of Tullamore; and from 1982 to 1998, he has maintained his own private accounting practice.

      DENNIS J. RADTKE has been a Vice President and director of Harp & Eagle since our inception in 1999. From 1996 to the present, he has been the general manager of County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. From 1990 to 1996, he was employed at 52 Stafford, another Irish-theme inn and restaurant located in Plymouth, Wisconsin.

      SEAN D. O'DWANNY has been a Vice President of Harp & Eagle since our inception in 1999 and a director since 2001. From 1986 to the present, Mr. O'Dwanny has been the general manager of 52 Stafford, an Irish-theme inn and restaurant located in Plymouth, Wisconsin. Since 1994, he has also owned and operated the Rochester Inn, a historic bed-and-breakfast hotel located in Sheboygan Falls, Wisconsin.

      RICHARD A. KRANITZ has been the Secretary and a director (except for approximately nine months during 2000 and 2001) of Harp & Eagle since our inception in 1999. He has been an attorney in private practice since 1970, concentrating in securities, banking and business law. Prior to establishing Kranitz & Philipp (formerly the Law Offices of Richard A. Kranitz) in 1984, he was with the Milwaukee law firms of Fretty & Kranitz (1982 to 1983), Habush, Gillick, Habush, Davis, Murphy, Kraemer & Kranitz (1977 to 1978), McKay, Martin & Kranitz (1973-1976) and Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C. (1970 to 1973). Mr. Kranitz is a director of the Grafton State Bank.

      MICHAEL S. JOYCE has been a director of Harp & Eagle since December 2000. Mr. Joyce is (since July, 2001) President and Chief Executive Officer of Americans for Community and Faith-Centered Enterprise and the Foundation for Community and Faith-Centered Enterprise, located in Washington, D.C. and Phoenix, Arizona, respectively. From 1985 to 2001, he was President and Chief Executive Officer of The Lynde and Harry Bradley Foundation, Milwaukee, Wisconsin. From 1977 to 1985, Mr. Joyce was the President of the John M. Olin Foundation, New York, New York; from 1974 to 1977, he was the President of the Goldseker Foundation, Baltimore, Maryland. Mr. Joyce is a director of Blue Cross & Blue Shield United of Wisconsin, the Pinkerton Foundation, the Philanthropy Roundtable and a member of the Selection Committee of the Clare Booth Luce Fund.

      THOMAS J. SHEEHAN has been a director of Harp & Eagle since December 2000. From 1990 to the present, he has been the Chairman of the Board, President and Chief Executive Officer of Grafton State Bank, a $125 million full-service commercial bank with an active mortgage banking operation. Mr. Sheehan is the current President of the Independent Community Bankers of America, an organization which represents over 5,000 community banks throughout the United States. He is also a Director of TYME Corporation, the primary provider of ATM and POS interchange services in Wisconsin, and a member of its Executive Committee. Mr. Sheehan is the current Chairman of the Grafton Community Development Authority; Treasurer of the Ozaukee County Development Corporation; a Director of the St. Mary's Hospital Foundation; and a member of the Grafton Police and Fire Commission.

      Cary James O'Dwanny is the father of Sean D. O'Dwanny.

      All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our directors are not compensated for acting as directors, nor are they reimbursed for expenses related to their service as directors. Officers are elected annually by our board of directors and serve at the discretion of the board. See "Principal Stockholders" for information concerning ownership of our common stock by our directors and officers.

MANAGEMENT COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table provides information concerning the compensation earned by our Chief Executive Officer for services rendered to us in all capacities during the our fiscal year ended December 31, 2000. We are required to disclose in the table the compensation we paid to our Chief Executive Officer and to any other executive officer of our company who was paid in excess of $100,000. These persons are referred to in this prospectus as "named executive officers." Because no executive officer of our company was paid more than $100,000 for any fiscal year, only the compensation paid by us to our Chief Executive Officer is included in the table.

                                                                   Annual Compensation
                                                       -------------------------------------------       All Other
               Name and Principal Positions                   Year      Salary($)    Bonus($)          Compensation($)
--------------------------------------------------            ----      ---------    --------          ---------------
Cary James O'Dwanny...............................            2000      1,200 (1)        --                   --
     President, Treasurer and Director

-------------

(1) Mr. O'Dwanny's base annual salary for fiscal 2001 is presently anticipated to be $6,000. No executive officer is scheduled to receive annual compensation in excess of $100,000 for fiscal 2001.

     OPTION GRANTS IN THE LAST FISCAL YEAR. No options were granted to our Chief Executive Officer, our only named executive officer, for our fiscal year ended December 31, 2000.

     OPTION EXERCISES IN 2000 AND AGGREGATE OPTION VALUES AT DECEMBER 31, 2000. No options were exercised by our Chief Executive Officer, our only named executive officer, during fiscal 2000, and, as of December 31, 2000, no unexercised options were held by our Chief Executive Officer.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from certain specified misconduct. We are required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN TRANSACTIONS

     Grant of Options

     During December, 2000, we granted options to purchase 100,000 shares of our common stock to four persons, all of whom are officers, directors and/or employees of Harp & Eagle. These options were granted pursuant to a plan adopted by our shareholders as of September 15, 1999 and were affected by the 1 for 3 reverse stock effected April 4, 2001, which reduced the aggregate number of shares subject to such options to approximately 33,333. Options to purchase 8,333 shares were granted to each of the following persons: Gerard Dunne, Richard A. Kranitz, Sean D. O'Dwanny and Dennis J. Radtke. All of such options are exercisable for a period of ten years, at the price of $3.00 per share. These options will become fully vested and exercisable on July 1, 2007, provided that, prior to that date, the registration statement relating to this offering has become effective. The exercise price of these options was determined by us to reflect the fair value of our common stock as of December 31, 2000.

     Use of Proceeds to Repay Indebtedness

     We intend to apply the net proceeds of this offering, up to the approximate aggregate amount and in the order of priority shown below, to repay outstanding indebtedness:

     - First, approximately $340,000 owed to Johnson Bank, an unrelated party, bearing interest at the prime rate plus 0.5% (6.5% at September 30, 2001), due April 30, 2002.

     - Second, $33,000 owed to Grafton State Bank, an unrelated party, bearing interest at the rate of 6% per annum, due on demand;

     - Third, approximately $13,000 owed to Cary James O'Dwanny, our President and a director, bearing no interest, due on demand; and

     - Fourth, $100,000 owed to Richard Peterson, one of our non-affiliate shareholders, bearing interest at the rate of 9% per annum, due on demand.

     Proceeds of the above loans were provided to Castledaly Acquisition Corporation to finance the improvement and operation of the Castledaly Manor inn and restaurant. We assumed some of this indebtedness in connection with our acquisition of Castledaly Acquisition Corporation, as described in the following paragraph. Also see "Use of Proceeds" for additional information concerning the purposes for which we intend to utilize the proceeds of this offering.

     Acquisition of Castledaly Acquisition Corporation

     In a series of transactions during 2000 and the first six months of 2001, we acquired all of the outstanding shares of common stock of Castledaly Acquisition Corporation in exchange for (1) the issuance of Harp & Eagle common stock with an aggregate value of $466,682 and (2) our assumption of outstanding indebtedness of Castledaly Acquisition Corporation in the aggregate amount of $241,000, including indebtedness to, or guaranteed by, certain of our directors, officers, shareholders and affiliates, as follows:

    -    Johnson Bank - $168,000 guaranteed by County Clare, Ltd.;

    -    County Clare, Ltd. - $40,000; and

    - Grafton State Bank - $33,000 guaranteed by Cary James O'Dwanny, F. Fuller McBride and Richard A. Kranitz.

CONFLICTS OF INTEREST

     Certain potential conflicts of interest are inherent in the relationships between our affiliates and us.

     From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of Harp & Eagle and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we or our shareholders will have any right to require participation in such other activities.

     Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of Harp & Eagle and these related persons or entities. For example, we may buy additional shares of common stock of County Clare, Ltd., the corporation which owns and operates County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. As of June 30, 2001, we already held a 6% minority interest in County Clare, Ltd. and options to purchase an additional 16,500 shares (approximately 11%) at the price of $1.00 per share. Cary James O'Dwanny, who is the President, treasurer, a director and significant shareholder of Harp & Eagle, is also an officer, director and shareholder of County Clare, Ltd.

     We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties, and, with respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that (1) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (2) the transaction be approved by a majority of our disinterested outside directors and (3) the transaction be fair and reasonable to Harp & Eagle at the time it is authorized or approved by our directors.

     Kranitz & Philipp, our securities counsel, are also counsel to Liss Financial Services, the managing placement agent. We will be represented by other independent counsel in all instances, including securities law matters, where our interests are deemed by us to conflict with those of the managing placement agent.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of September 30, 2001, and as adjusted to reflect the sale of the minimum offering of 60,000 shares, certain information with respect to the beneficial ownership of our common stock by:

     - each person known by us to beneficially own more than 5% of our common stock;

     -   each of our directors;

     - our sole named executive officer; and o all of our directors and executive officers as a group.

     We believe that, subject to applicable community and marital property laws, the beneficial owners of our common stock listed below have sole voting and dispositive power with respect to such shares.

                                                      Shares beneficially owned         Shares beneficially owned
                                                          prior to offering             after minimum offering (1)
                                                      -------------------------         --------------------------
Name and Address of Beneficial Owner                     Number       Percent             Number       Percent
-------------------------------------                  ---------     ---------           --------     ---------
Cary James O'Dwanny...................................   333,334       51.3%               333,334       47.0%
1234 North Astor Street
Milwaukee, WI 53202

Gerard Dunne .........................................         -          -                      -          -
Castledaly, Moate
County Westmeath, Ireland

Dennis J. Radtke......................................         -          -                      -          -
1234 North Astor Street
Milwaukee, WI 53202

Sean D. O'Dwanny......................................         -          -                      -          -
52 Stafford Street
Plymouth, WI 53073

Richard A. Kranitz....................................     8,334        1.3%                 8,334        1.2%
1238 Twelfth Avenue
Grafton, WI 53024

Michael S. Joyce......................................    25,000        3.8%                25,000        3.5%
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004

Thomas J. Sheehan.....................................     8,334        1.3%                 8,334        1.2%
101 Falls Road
Grafton, WI 53024

All directors and executive officers
   as a group (7 persons).............................   375,002       57.7%               375,002       52.8%

--------------

(1) Because this is a best-efforts, minimum-maximum offering, we cannot guarantee that all or any part of the common stock offered by this prospectus in excess of the minimum offering of 60,000 shares will be sold. See "Risk Factors" and "Underwriting" for information concerning this type of offering. If the number of shares of common stock sold in the offering, as arbitrarily selected by us for purposes of illustration only, is assumed to be 250,000 shares, 500,000 shares, 750,000 shares or 1,000,000, ownership percentages would be as follows:

                                                      Assumed number of shares of common stock sold in the offering
                                                    -----------------------------------------------------------------
                                                      250,000          500,000           750,000         1,000,000
                                                       Shares           Shares            Shares           Shares
                                                     ----------       ----------        ----------       ----------
     Cary James O'Dwanny...........................     37.1%            29.0%             23.8%           20.2%
     Gerard Dunne..................................        -                -                 -               -
     Dennis J. Radtke..............................        -                -                 -               -
     Sean D. O'Dwanny..............................        -                -                 -               -
     Richard A. Kranitz............................      0.9%             0.7%              0.6%            0.5%
     Michael S. Joyce..............................      2.8%             2.2%              1.8%            1.5%
     Thomas J. Sheehan.............................      0.9%             0.7%              0.6%            0.5%
     Directors and executive officers as a group...     41.7%            32.6%             26.8%           22.7%

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 10,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, 649,661 shares of common stock and no shares of preferred stock were outstanding.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share of common stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the shares of common stock can, when voting for the election of directors, elect all of the members of our board of directors.

     Our common stock has no preemptive rights and no redemption or conversion privileges.

     The holders of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. Under the Wisconsin Business Corporation Law, a majority vote of shares represented at a meeting at which a quorum is present is generally sufficient for all actions that require the vote of shareholders, However, certain actions require approval by either a super-majority of two-thirds of all the outstanding shares entitled to vote, and certain actions require a majority of all outstanding shares entitled to vote. See "Description of Securities - Anti-Takeover Provisions" for additional information concerning some of these actions.

PREFERRED STOCK

     Our board of directors has the authority, within the limitations and restrictions in our articles of incorporation, to issue 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders.

     The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Harp & Eagle without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

OPTIONS AND UNDERWRITER'S WARRANTS

     As of the date of this prospectus, approximately 33,333 shares of our common stock are subject to outstanding options. These options become fully vested and exercisable for ten years on July 1, 2007, provided that, prior to that date, the registration statement relating to this offering has become effective.

     In connection with this offering, we have agreed to sell to the managing placement agent or its designee, at a purchase price of $.01 each, warrants to purchase from us shares of common stock in an amount equal to 10% of the number of shares of common stock sold in this offering. See "Underwriting" for a complete description of the terms and conditions of these underwriter's warrants.

     Also see "Shares Eligible for Future Sale" for additional information concerning potential future sales of our common stock.

LIMITATION OF DIRECTOR LIABILITY

     Section 180.0828 of the Wisconsin Business Corporation Law provides that our directors can be held personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and wilful misconduct. This provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted Harp & Eagle and its shareholders.

INDEMNIFICATION

     Under the Wisconsin Business Corporation Law, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (1) if the officer or director is successful in the defense of an action brought against him or her and (2) if the officer or director is not successful in the defense of an action brought against him or her, unless, in the latter case only, it is determined that the director or officer breached or failed to perform his or her duties to Harp & Eagle and such breach or failure constituted: (a) a wilful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) wilful misconduct. While the Wisconsin Business Corporation Law allows us to limit our obligation to indemnify officers and directors by so providing in our articles of incorporation, to date we have not done so. Our bylaws provide for the indemnification of our directors and officers by us to the fullest extent permitted by Wisconsin law. Required indemnification payments, if any, may adversely affect our financial condition and, accordingly, your investment in our common stock.

ANTI-TAKEOVER PROVISIONS

     Provisions of our bylaws and the Wisconsin Business Corporation Law described in this section may delay or make more difficult acquisitions or changes in control of Harp & Eagle which are not approved by our board of directors. We believe that these provisions will enhance our ability to develop our business in a manner which will foster our long-term growth without the disruption caused by the threat of a takeover that our board of directors does not consider to be in the best interests of Harp & Eagle and its shareholders, particularly, but not exclusively, in the initial years of our existence as a publicly-traded company. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change in control of Harp & Eagle, although such proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

     Number of Directors; Removal; Vacancies. Our bylaws currently provide that we may have up to seven directors. The authorized number of directors may be changed by amendment of the bylaws. The bylaws also provide that the our board of directors shall have the exclusive right to fill vacancies on the board, including vacancies created by expansion of the board or removal of a director, and that any director elected to fill a vacancy shall serve until the next annual meeting of our shareholders. The bylaws further provide that directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of directors. This provision, in conjunction with the provisions of the bylaws authorizing the board to fill vacant directorships, could prevent shareholders from removing incumbent directors and filling the resulting vacancies with their own nominees.

     Amendments to the Articles of Incorporation. The Wisconsin Business Corporation Law provides authority to Harp & Eagle to amend its articles of incorporation at any time to add or change a provision that is required or permitted to be included in the articles or to delete a provision that is not required to be included in such articles. Our board of directors may propose one or more amendments to our articles of incorporation for submission to a shareholder vote. The board may condition its submission of the proposed amendment on any basis it chooses if the board notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

     Constituency or Stakeholder Provision. Section 180.0827 of the Wisconsin Business Corporation Law provides that, in discharging his or her duties to Harp & Eagle and in determining what he or she believes to be in our best interests, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate, so-called "stakeholders," and any other factors that the director or officer considers pertinent.

     Wisconsin Anti-Takeover Statutes. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate the broad range of "business combinations" between a "resident domestic corporation," such as Harp & Eagle, and an "interested stockholder." The law defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of our stock or assets, 10% of our earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of our outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of our outstanding voting stock or who is an affiliate or associate of Harp & Eagle and beneficially owned 10% of the voting power of our then outstanding voting stock within the last three years.

     Section 180.1141 of the Wisconsin Business Corporation Law prohibits us from engaging in a business combination, other than a business combination of a type specifically excluded from the coverage of the statute, with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless our board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the statutory prohibition against business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (1) our board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (2) the business combination is approved by a majority of our outstanding voting stock that is not beneficially owned by the interested stockholder, or (3) the consideration to be received by our shareholders meets certain requirements of the statute with respect to form and amount.

     In addition, the Wisconsin Business Corporation Law provides in Sections
180.1130 to 180.1133 that business combinations involving a "significant shareholder," as defined below, and a "resident domestic corporation," such as Harp & Eagle, are subject to a two-thirds supermajority vote of shareholders. Compliance with this "fair price" provision is in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. We anticipate that after this offering we will be an "issuing public corporation" for purposes of the defensive action restrictions discussed below.

     Under the Wisconsin Business Corporation Law, the business combinations described above must be approved by 80% of the voting power of our stock and at least two-thirds of the voting power of our stock that is not beneficially held by the significant shareholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (1) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any of our common stock by the significant shareholder in the transaction in which it became a significant shareholder within two years before the date of the business combination, (b) the market value of our shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and (2) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Section 180.1134 of the Wisconsin Business Corporation Law contains defensive action restrictions and provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before we can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under these defensive action restrictions, shareholder approval is required for us to (1) acquire more than 5% of our outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of our outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all of our voting shares, or (2) sell or option assets of Harp & Eagle which amount to at least 10% of our market value, unless we have at least three directors who are not officers or employees and a majority of these independent directors vote not to have this provision apply to us.

     The restrictions described in clause (1) of the preceding paragraph may have the effect of deterring a shareholder from acquiring shares of our common stock with the goal of seeking to have us repurchase such shares at a premium over the market price.

     Under Section 180.1150 of the Wisconsin Business Corporation Law, the voting power of our common stock, held by any person or persons acting as a group, which is in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of such common stock. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of our shareholders.

     Anti-Takeover Consequences. Certain provisions of our articles of incorporation and bylaws may have significant anti-takeover affects, including the inability of our shareholders to remove directors without cause, and the ability of the remaining directors to fill vacancies.

     The explicit grant of discretion to directors to consider non-shareholder constituencies could, in the context of an "auction" of the Company, have antitakeover effects in situations where the interests of "stakeholders" of our company, including employees, suppliers, customers and communities in which we do business, conflict with the short-term maximization of shareholder value.

     The fair price provision may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the defensive action restrictions may have the effect of deterring a shareholder from acquiring our common stock with the goal of seeking to have us repurchase the common stock at a premium. The statutory and bylaw provisions referenced above are intended to encourage persons seeking to acquire control of Harp & Eagle to initiate such an acquisition through arms-length negotiations with our board of directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. These measures are also designed to discourage investors from attempting to accumulate a significant minority position in our company and then using the threat of a proxy contest as a means to pressure us to repurchase shares of our common stock at a premium over the market value. To the extent that such measures lessen the likelihood of a proxy contest or the assumption of control by a holder of a substantial block of our common stock, they could increase the likelihood that incumbent directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of Harp & Eagle, even though such attempt might be beneficial to us and to our shareholders.

TRANSFER AGENT AND REGISTRAR

     We are currently the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of equity securities.

SALES OF RESTRICTED SHARES

     Upon completion of this offering, assuming that the entire offering is sold, 1,649,661 shares of our common stock will be outstanding. All of the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with Rule 144. In general, our affiliates are any persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Harp & Eagle.

     The remaining 649,661 shares of common stock outstanding following this offering will be restricted securities under the terms of the Securities Act. Sales of these restricted shares may be limited by Rule 144 and, in some cases, by lock-up agreements. Under these agreements, we, our officers, directors and respective affiliates have agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock, or any securities convertible or exchangeable for shares of common stock, for a period of 120 days after the date of this prospectus without the prior written consent of Liss Financial Services, the managing placement agent. Liss Financial Services, however, may in its sole discretion, at any time and without notice, release all or any portion of the shares of common stock subject to lock-up agreements.

     Upon the expiration of the 120-day lock-up period, or earlier with the written consent of Liss Financial Services, 375,002 restricted shares held by our affiliates will become eligible for sale in the public market, subject to the volume, availability of public information, manner of sale and notice requirements of Rule 144. 119,003 restricted shares held by non-affiliates and not subject to lock-up agreements became initially eligible for sale under Rule 144 prior to September 30, 2001, subject to the same Rule 144 restrictions and requirements as sales by our affiliates, and 145,322 shares were eligible for sale under Rule 144(k), without such restrictions as described below, as of that date. 10,334 shares have become or will become eligible for sale during the fourth quarter of 2001, also subject to the same Rule 144 restrictions as sales by our affiliates. Also see "Description of Securities" concerning common stock issuable upon the exercise of options and warrants.

RULE 144

     In general, under Securities Act Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock, or approximately 16,497 shares immediately after this offering, assuming the entire offering is sold, or

     - the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

     In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

                                  UNDERWRITING

     We have entered into a managing placement agent agreement with Liss Financial Services, providing for the sale of this offering. The principal offices of the managing placement agent are located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and its telephone number is (414) 225-3555. Liss Financial Services, as managing placement agent, may engage other broker-dealer members of the NASD to participate as selected placement agents in this offering of our common stock.

     This is a "best-efforts," "minimum-maximum" offering. Our selected placement agents, including the managing placement agent, are not obligated (1) to sell on our behalf any number or dollar amount of our common stock in excess of the 60,000-share minimum offering or (2) to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best efforts to sell on our behalf all of the common stock offered by this prospectus. However, we cannot guarantee how much stock in excess of the required minimum, if any, will actually be sold in this offering. See "Risk Factors" for additional information concerning this type of offering.

     All funds received from subscribers for our common stock will be held in escrow by Grafton State Bank, Grafton, Wisconsin, as escrow agent, pursuant to an agreement among us, the managing placement agent and the escrow agent. Pending disbursement, subscription proceeds will be deposited in a segregated account and invested in short-term United States government securities, securities guaranteed by the United States government, certificates of deposit or time or demand deposits in commercial banks located in the United States.

     In the event that at least 60,000 shares of Common Stock have not been sold within 120 days from the date of this prospectus, the offering will terminate and all funds received from subscribers will be promptly returned in full by the escrow agent directly to subscribers, without interest or deduction, as provided in the escrow agreement. Provided that at least 60,000 shares of Common Stock are sold within the foregoing period, we may continue to offer our common stock for sale until (1) 1,000,000 shares are sold or (2) December 31, 2002, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.

     For services performed by it pursuant to the escrow agreement, we will pay to the escrow agent fees in the amounts of $2,500, plus $250 per closing and $10 per subscriber (whether accepted or rejected); provided, however, that the escrow agent shall receive, in the aggregate, not less than $3,000 in consideration of its services rendered pursuant to the terms of the escrow agreement.

     We propose to offer our common stock to the public at the public offering price set forth on the cover page of this prospectus, and will pay to Liss Financial Services, the managing placement agent, commissions in an amount equal to 8% of the aggregate purchase price of the common stock sold. The managing placement agent may reallow all or any part of such commissions to any other selected placement agent, up to an amount equal to 8% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent. We have also agreed to pay to the managing placement agent a non-accountable expense allowance equal to 2% of the aggregate purchase price of the common stock sold in this offering. The managing placement agent may reallow all or any part of such expense allowance to any other selected placement agent, up to an amount equal to 2% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent.

     Liss Financial Services has informed us that the selected placement agents, including the managing placement agent, will not confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

     To purchase common stock in this offering, a prospective investor must (1) complete and sign a subscription agreement, in the form attached to this prospectus as Exhibit A, and any other documents that we or the managing placement agent may require and (2) deliver such documents, together with payment in an amount equal to the full purchase price the shares of common stock being purchased, to the selling selected placement agent. Checks should be made payable to "Grafton State Bank, Escrow Agent." Each subscription payment must be transmitted to the escrow agent by 12:00 noon on the business day next following its receipt by a selected placement agent.

     We will determine, in our sole discretion, to accept or reject subscriptions within five days following their receipt. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the escrow agent, without interest or deduction. No subscription may be withdrawn, revoked or terminated by the purchaser. We reserve the right to refuse to sell our common stock to any person at any time.

     We, our officers, directors and respective affiliates have agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible or exchangeable for shares of common stock for a period of 120 days after the date of this prospectus without the prior written consent of the managing placement agent, Liss Financial Services, which may, in its sole discretion, at any time and without notice, release all or any portion of the common stock subject to lock-up agreements.

     In connection with this offering, we have agreed to sell to the managing placement agent or its designee, which designee must be another selected placement agent or a bona fide officer or partner of a selected placement agent, at a purchase price of $.01 each, warrants to purchase from us shares of common stock in an amount equal to 10% of the number of shares of common stock sold in this offering. These underwriter's warrants are exercisable for a period of four years, commencing one year after the date of this prospectus, at an exercise price equal to 135% of the price per share set forth on the cover page of this prospectus. The underwriter's warrants may not be sold, hypothecated, exercised, assigned or transferred for a period of one year after the initial effective date of the registration statement, except to partners or officers of the selected placement agents (including the managing placement agent). The underwriter's warrants contain provisions for adjustment of the exercise price upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and the issuance of our common stock for consideration less than the exercise price. The holders of underwriter's warrants have no voting, dividend or other rights as stockholders of Harp & Eagle with respect to shares underlying their warrants, unless and until the underwriter's warrants have been exercised.

     A new registration statement or post-effective amendment to the registration statement of which this prospectus is a part will be required to be filed and declared effective before distribution to the public of shares of our common stock issuable upon exercise of the underwriter's warrants. We have agreed, on one occasion when requested, to make necessary filings, at our expense, in order to permit a public offering of the shares underlying the underwriter's warrants during the period beginning one year and ending five years after the date of this prospectus, and to use our best efforts to cause that registration statement or post-effective amendment to become effective and remain effective for a period of at least one year. In addition, we have agreed that, during the same four-year period, we will (1) give advance notice to holders of underwriter's warrants and shares issued upon the exercise of underwriter's warrants, if any, of our intention to file a registration statement and (2) include, at the option of the holder, any common stock issued upon the exercise of underwriter's warrants in that registration statement, at our expense, and to maintain the effectiveness of such registration statement for a period of at least one year.

     For the period during which the underwriter's warrants are exercisable, the managing placement agent and any transferee will have the opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interest of our other stockholders. In addition, the terms on which we will be able to obtain additional capital during the exercise period may be adversely affected in that the warrant holder is likely to exercise the underwriter's warrants at a time when we would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the underwriter's warrants.

     We and the selected placement agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

     On November 10, 1998, Liss Financial Services, the managing placement agent, and Jerome E. Liss, its President, consented to the issuance of orders of prohibition and censure by the Wisconsin Division of Securities. These orders related to Liss Financial Services' private offering of participations in certain equipment leasing programs to accredited and high net worth subscribers and were issued without Liss Financial or Jerome Liss admitting or denying the Division's allegations.

     The orders, in summary, required that Liss Financial Services and Jerome Liss only sell securities in compliance with Wisconsin's registration requirements and insure that securities sales are made only to suitable subscribers; required Liss Financial Services to engage an onsight compliance supervisor; required Liss Financial Services and Jerome Liss to submit certain reports to the Division; required Liss Financial Services to hire a qualified person to conduct an annual audit of compliance procedures; required the creation of a recovery fund; and included Mr. Liss's agreement not to act as a securities agent supervisor. Liss Financial Services fully complied with its order, which expired after its two-year term in November, 2000. Jerome Liss is in full compliance with the terms of the order relating to him individually.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiations between us and the managing placement agent and is not necessarily related to our asset value, net worth, results of operations or other established criteria of value. The factors considered in determining the initial offering price include the history of and the prospects for Harp & Eagle and the industry in which we operate, our past and present operating results and the trends of such results, our financial condition, the experience of our management, the market price of publicly traded stock of comparable companies in recent periods and the general condition of the securities markets at the time of this offering.

                                  LEGAL MATTERS

     The validity of the shares of our common stock offered through this prospectus will be passed upon for us by Kevin B. Dunn Esq., Milwaukee, Wisconsin. Legal matters relating to this offering will be passed upon for the managing placement agent by Kranitz & Philipp, Milwaukee, Wisconsin. Richard A. Kranitz, a partner in the law firm of Kranitz & Philipp, is a director and the Secretary of Harp & Eagle.
                                     EXPERTS


     Cherry, Bekaert & Holland, L.L.P., independent certified public accountants, have audited the consolidated financial statements of Harp & Eagle and its subsidiaries as of December 31, 2000, and for each of the two years then ended, as set forth in their report. We have included such consolidated financial statements in this prospectus in reliance upon the report of Cherry, Bekaert & Holland, L.L.P., given on their authority as experts in auditing and accounting.

     On November 1, 2001, we engaged Cherry, Bekaert & Holland, L.L.P. as our principal independent public accountants and auditors upon the resignation of Schenck & Associates, S.C. No report issued at any time by Schenck & Associates, S.C. on the financial statements of Harp & Eagle or its subsidiaries has contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements with Schenck & Associates, S.C., whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Schenck & Associates, S.C., would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report.

     The change in accountants described above was approved by our board of directors.
                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules filed with it, may be inspected without charge at the SEC's public reference rooms at:

     -   Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C.
         20549;

     -   233 Broadway, New York, New York 10279; or

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at http://www.sec.gov.

     Upon the effectiveness of this offering, we expect to become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC's public reference room, and the Web site of the SEC referred to above.


                          INDEX TO FINANCIAL STATEMENTS


                                                                                                               Page
                                                                                                               ----

Independent Auditors' Report ................................................................................   F-1

Financial Statements:
     Consolidated Balance Sheet at December 31, 2000 (audited)
         and September 30, 2001 (unaudited)..................................................................   F-2
     Consolidated Statement of Operations for the years ended December 31, 2000 and 1999 (audited) and the nine months ended September 30, 2001 and
          2000 (unaudited)...................................................................................   F-4
     Consolidated Statement of Changes in Stockholders' Equity for the years ended December 31, 2000 and 1999 (audited) and the nine months ended
         September 30, 2001 and 2000 (unaudited).............................................................   F-5
     Consolidated Statement of Cash Flows for the years ended December 31, 2000
         and 1999 (audited) and the nine months ended September 30, 2001 and 2000 (unaudited)................   F-9
     Notes to Consolidated Financial Statements..............................................................  F-11

                          Independent Auditors' Report




Board of Directors
Harp & Eagle, Ltd.
Milwaukee, Wisconsin


We have audited the accompanying consolidated balance sheet of Harp & Eagle, Ltd. and Subsidiaries as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harp & Eagle, Ltd. and Subsidiaries as of December 31, 2000 and the results of their operations and cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.




CHERRY, BEKAERT & HOLLAND, L.L.P.



Charlotte, North Carolina
November 16, 2001

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                            December 31, 2000    September 30, 2001
                                                            -----------------    ------------------
          ASSETS                                                                     (Unaudited)
          ------
Current assets
    Cash and cash equivalents                                      $  260,485            $   46,799
    Accounts receivable                                                 1,555                 2,460
    Due from related party                                             11,882                11,882
    Prepaid expense                                                    85,778               112,410
    Inventory                                                           5,980                12,125
                                                                   ----------            ----------

Total current assets                                                  365,680               185,676
                                                                   ----------            ----------

Property and equipment
    Land                                                              179,400               173,235
    Buildings and improvements                                        913,482             1,034,042
    Furniture, fixtures and equipment                                 119,478               339,704
                                                                   ----------            ----------

                                                                    1,212,360             1,546,981
    Less accumulated depreciation                                      87,636               141,460
                                                                   ----------            ----------

Net property and equipment                                          1,124,724             1,405,521
                                                                   ----------            ----------

Other assets
    Goodwill, net of accumulated amortization of $1,938 at
       December 31, 2000 and $2,810 at September 30, 2001              15,500                14,628
    Amounts receivable from shareholder                                19,411                19,411
    Costs of issuing stock                                             62,725               122,050
    Deferred tax asset                                                 38,361                29,049
    Investment in affiliated company                                  326,300               326,300
                                                                   ----------            ----------

Total other assets                                                    462,297               511,438
                                                                   ----------            ----------


                                                                   $1,952,701            $2,102,635
                                                                   ==========            ==========

     See notes to consolidated financial statements.

          LIABILITIES AND                  December 31, 2000                September 30, 2001
            STOCKHOLDERS' EQUITY           -----------------                ------------------
                                                                                (Unaudited)
Current liabilities
-------------------
    Bank overdraft                               $    10,923                       $       517
    Notes payable - related parties                  152,700                           112,700
    Notes payable - other                             33,000                           371,117
    Current maturities of long-term debt               8,000                            37,205
    Accounts payable                                  31,544                            30,463
    Accrued liabilities:
       Interest                                       62,784                            14,971
       Other                                          43,798                            37,292
    Customer deposits                                254,972                           148,185
                                                 -----------                       -----------

Total current liabilities                            597,721                           752,450

Long-term debt, less current maturities              597,816                           526,920
                                                 -----------                       -----------

Total liabilities                                  1,195,537                         1,279,370
                                                 -----------                       -----------

Commitments and contingencies (Note 8)

Stockholders' equity
    Preferred stock                                       --                                --
    Common stock                                         151                               195
    Additional paid-in capital                     1,184,275                         1,185,175
    Accumulated deficit                             (286,316)                         (248,704)
    Foreign currency translation adjustment         (140,946)                         (113,401)
                                                 -----------                       -----------

Total stockholders' equity                           757,164                           823,265
                                                 -----------                       -----------

                                                 $ 1,952,701                       $ 2,102,635
                                                 ===========                       ===========

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                      Consolidated Statements of Operations


                                                        Years ended                                Nine-Month Periods ended
                                         ----------------------------------------         -----------------------------------------
                                         December 31, 2000      December 31, 1999         September 30, 2001     September 30, 2000
                                         -----------------      -----------------         ------------------     ------------------
                                                                                             (Unaudited)            (Unaudited)
Sales                                           $ 861,663             $  272,326                $ 1,085,108            $   596,447

Cost of sales                                     107,265                 72,657                     89,112                 88,846

Operating expenses                                640,934                303,161                    900,993                514,056
                                                 --------               --------                   --------                -------

Income (loss) from operations                     113,464               (103,492)                    95,003                 (6,455)
                                                 --------              ---------                    -------                -------

Other income (expense)
    Interest income                                 6,907                  1,857                      5,651                  3,839
    Interest expense                              (68,193)               (64,015)                   (53,730)               (49,982)
                                                 --------               --------                   --------               --------

Other expense, net                                (61,286)               (62,158)                   (48,079)               (46,143)
                                                 --------               --------                   --------               --------

Income (loss) before provision
  for income taxes                                 52,178               (165,650)                   46,924                 (52,598)

Provision for income taxes                          4,573                (18,672)                    9,312                  (4,576)
                                                   ------               --------                    ------                 -------

Net income (loss)                               $  47,605             $ (146,978)               $   37,612             $   (48,022)
                                                =========            ===========                 =========              ==========


Net income (loss) per common
    share                                       $    0.10         not meaningful                $     0.07             $     (0.10)










     See notes to consolidated financial statements.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                                                                                                  Common
                                                                                Preferred         Shares       Common
                                                                                  Stock         Outstanding     Stock
                                                                                  -----         -----------     -----
                                     1999
--------------------------------------------------------------------------
Balance January 1, 1999                                                         $       -                 -     $    -

Capital of Castledaly Acquisition Corporation as of January 1, 1999                     -                 -          -

    Comprehensive loss:
       Net loss                                                                         -                 -          -
       Foreign currency translation adjustment                                          -                 -          -
    Total comprehensive loss

Issuance of common stock by Castledaly Acquisition Corporation                          -                 -          -

Issuance of stock subscriptions                                                         -                 -          -
                                                                                ---------       -----------     ------

Balance December 31, 1999                                                               -                 -          -

                                     2000
--------------------------------------------------------------------------
    Comprehensive loss:
       Net loss                                                                         -                 -          -
       Foreign currency translation adjustment                                          -                 -          -
                                                                                ---------       -----------     ------

    Total comprehensive loss

Balance September 30, 2000                                                              -                 -          -

    Comprehensive income:
       Net income                                                                       -                 -          -
       Foreign currency translation adjustment                                          -                 -          -
    Total comprehensive income:

    Non-cash compensation of officer                                                    -                 -          -

    Issuance of common stock
       For cash                                                                         -            85,336         25
       Acquisition of shares in Castledaly
         Acquisition Corporation                                                        -           147,086         44
       Settlement of stock subscription receivable
          Acquisition of minority interest in County Clare, Ltd.                        -           271,917         82
                                                                                ---------       -----------     ------

Balance December 31, 2000                                                       $       -           504,339     $  151

     See notes to consolidated financial statements.

                                                                                           Accumulated
      Common            Additional              Stock                                         Other
      Stock               Paid-In           Subscriptions         Accumulated             Comprehensive
    Subscribed           Capital             Receivable             Deficit                   Loss               Total
    ----------           -------             ----------             -------                   ----               -----
    $            -      $            -      $            -       $             -         $            -       $            -

                 -             521,200                   -              (186,943)                46,302              380,559


                 -                   -                   -              (146,978)                     -             (146,978)
                 -                   -                   -                     -               (114,244)            (114,244)
                                                                                                              --------------
                                                                                                                    (261,222)

                 -               6,000                   -                     -                      -                6,000

               100             399,900            (400,000)                    -                      -                    -
     -------------      --------------      --------------       ---------------         --------------       --------------

               100             927,100            (400,000)             (333,921)               (67,942)             125,337
                                                                                                              --------------



                 -                   -                   -               (48,022)                     -              (48,022)
                 -                   -                   -                     -                (21,881)             (21,881)
     -------------      --------------      --------------       ---------------         --------------       --------------

                                                                                                                     (69,903)

               100             927,100            (400,000)             (381,943)               (89,823)              55,434


                 -                   -                   -                95,627                      -               95,627
                 -                   -                   -                     -                (51,123)             (51,123)
                                                                                                              --------------
                                                                                                                      44,504

                 -               1,200                   -                     -                      -                1,200


                 -             255,975                   -                     -                      -              256,000

               (18)                  -              73,700                     -                      -               73,726

               (82)                  -             326,300                     -                      -              326,300
     -------------      --------------      --------------       ---------------         --------------       --------------

     $           -      $    1,184,275      $            -       $      (286,316)        $     (140,946)      $      757,164
                                                                                                              --------------

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity


                                                                                   Preferred     Shares        Common
                                                                                     Stock     Outstanding      Stock
                                                                                     -----     -----------      -----
                                2001 (Unaudited)
---------------------------------------------------------------------------

    Comprehensive income:
       Net income                                                                  $       -            -       $    -
       Foreign currency translation adjustment                                             -            -            -

    Total comprehensive income

    Non-cash compensation of officer                                                       -            -            -

    Issuance of common stock to acquire the remaining ownership
       interest in Castledaly Acquisition Corporation                                      -      145,322           44
                                                                                  ----------    ---------       ------

Balance September 30, 2001                                                        $        -      649,661       $  195
                                                                                  ==========    =========       ======


Common stock - par value of $.0001 and $.0003 at December 31, 2000 and September
  30, 2001, respectively, due to a one-for-three reverse stock split on April 4, 2001; 10,000,000 shares authorized, 504,339 and 649,661 shares issued at December 31, 2000 and September 30, 2001, respectively.
Preferred stock - 2,000,000 shares authorized, no shares have been issued.


     See notes to consolidated financial statements.

                                                                                        Accumulated
      Common            Additional              Stock                                      Other
      Stock               Paid-In           Subscriptions         Accumulated          Comprehensive
    Subscribed           Capital             Receivable             Deficit                Loss                  Total
    ----------           -------             ----------             -------                ----                  -----


    $        -           $        -           $         -          $    37,612           $         -           $    37,612
             -                    -                     -                    -                27,545                27,545
                                                                                                               -----------

                                                                                                                    65,157

             -                  900                     -                    -                     -                   900


             -                    -                     -                    -                     -                    44
    ----------          -----------           -----------          -----------           -----------          ------------

    $        -          $ 1,185,175           $         -          $  (248,704)          $  (113,401)         $    823,265
    ==========          ===========           ===========          ===========           ===========          ============

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                                Years ended                            Nine-Month Periods ended
                                                 ---------------------------------------   ----------------------------------------
                                                       December 31,       December 31,          September 30,       September 30,
                                                          2000               1999                   2001                2000
                                                 ---------------------------------------   ----------------------------------------
                                                                                                  (Unaudited)         (Unaudited)
Operating activities
    Net income (loss)                                  $   47,605         $ (146,978)           $    37,612            $  (48,022)
    Adjustments to reconcile net income
      (loss) to net cash provided by
      (used for) operating activities:
       Amortization of goodwill                             1,163                775                    872                   872
       Depreciation                                        34,280             38,672                 55,661                24,484
       Deferred tax expense (benefit)                       4,573            (18,672)                 9,312                (4,576)
       Non-cash compensation of
         officer                                            1,200                  -                    900                   900
       Decrease (increase) in:
          Accounts receivable                               4,120             (3,291)                   722                 4,271
          Prepaid expense                                 (85,321)                 -                (27,324)                    -
          Inventories                                      (2,196)             3,600                 (6,257)               (2,246)
       Increase (decrease) in:
          Bank overdraft                                 (106,177)            20,391                 (9,881)             (119,460)
          Accounts payable                                 (1,908)           (14,050)                  (721)               13,723
          Accrued liabilities                              (3,708)            35,102                  1,441                (4,367)
          Customer deposits                               146,037            119,469               (106,787)               92,668
                                                       ----------         ----------            -----------            ----------
Net cash provided by (used for)
  operating activities                                     39,668             35,018                (44,450)              (41,753)
                                                       ----------         ----------            -----------            ----------

Investing activities
    Purchases of property and
      equipment                                          (196,258)          (139,957)              (371,574)             (139,853)
    Increase in amounts receivable
      from shareholder                                     (5,000)                 -                      -                (5,000)
    Increase in due from related
      party                                               (11,882)                 -                      -               (11,882)
                                                       ----------         ----------            -----------            ----------
    Net cash used for investing
      activities                                         (213,140)          (139,957)              (371,574)             (156,735)
                                                       ----------         ----------            -----------            ----------



     See notes to consolidated financial statements.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                                                           Years ended                         Nine-Month Periods ended
                                            ----------------------------------------  ------------------------------------------
                                               December 31,         December 31,          September 30,        September 30,
                                                   2000                 1999                  2001                 2000
                                                   ----                 ----                  ----                 ----
                                                                                           (Unaudited)          (Unaudited)
Financing activities
    Proceeds from:
       Note payable                            $    118,117         $     42,000          $     138,000        $      53,000
       Long-term debt                               270,970              168,000                169,796               78,342
    Retirement of:
       Note payable                                 (75,000)                   -                (40,000)                   -
       Long-term debt                              (135,485)             (28,133)                     -              (20,000)
    Costs of issuing stock                          (62,725)                   -                (59,325)             (31,028)
    Issuance of common stock                        329,000                6,000                      -              248,000
                                               ------------         ------------          -------------        -------------

Net cash provided by financing
    activities                                      444,877              187,867                208,471              328,314
                                               ------------         ------------          -------------        -------------

Effect of exchange rate changes
    on cash                                         (10,920)              (6,332)                (6,133)              (9,460)
                                               ------------         ------------          -------------        -------------

Cash and cash equivalents
    Net increase (decrease)                         260,485               76,596               (213,686)             120,366
    Beginning of period                                   -                9,060                260,485                    -
                                               ------------         ------------          -------------        -------------

    End of period                              $    260,485         $     85,656          $      46,799        $     120,366
                                               ============         ============          =============        =============

Supplemental cash flow information
    Cash paid for interest                     $     42,718         $     56,818          $      48,955        $      49,806

    Cash paid for taxes                        $          -         $          -          $           -        $           -

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


Note 1 - Nature of business and significant accounting policies

         Nature of business

         Harp & Eagle, Ltd. (Company) was formed in September 1999 under the laws of the state of Wisconsin for the purpose of acquiring all of the issued and outstanding common stock of Castledaly Acquisition Corporation (Castledaly). During the year ended December 31, 2000, the Company acquired approximately 63% of the outstanding common stock of Castledaly in a series of transactions. The acquisition of Castledaly has been accounted for in a manner similar to a pooling of interest since it was acquired from a company under joint control and common management. During the nine-month period ended September 30, 2001, the Company acquired the remaining 37% ownership interest of Castledaly. Castledaly owns 100% of its subsidiary, Castledaly Manor Limited (Manor), which owns and operates an Irish manor house inn located in the village of Castledaly, Ireland. The eleven-room inn opened in May 1998 and serves food and beverages on the premises. Subsequent to December 31, 2000, the Manor expanded the capacity of the inn to twenty-three rooms.

         A significant portion of the revenues related to the Company are dependent on travelers from the United States going to the Manor in Ireland. Any disruption or slow down of this travel could have an impact on the Company's operations.

         Principles of consolidation

         As noted above, through a series of transactions, the Company principally through the exchange of its shares for shares in Castledaly acquired 100% of the outstanding shares of Castledaly. Both the Company and Castledaly had a significant number of shareholders in common, were under common management, and had a majority of board members in common. As a result, both entities are deemed to be under common control of the above described control group and accordingly, the acquisition of the Castledaly shares has been accounted for in a manner similar to pooling-of-interests accounting.

         The Company issued 147,086 shares of common stock plus cash in exchange for the 63% interest in Castledaly. During the nine-month period ended September 30, 2001, the Company acquired the remaining 37% ownership interest of Castledaly exchanging 145,322 shares of the Company for the remaining shares of Castledaly.

         As noted above, Castledaly owns 100% of the Manor which has been consolidated into Castledaly. All significant intercompany transactions and accounts have been eliminated.

         The financial statements for all periods presented contain the activity of both Castledaly and the Company as if the business combination described above occurred on January 1, 1999.

         Use of estimates

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 1 - Nature of business and significant accounting policies, continued

         Foreign currency translation

         The assets and liabilities of the Manor, which are denominated in a foreign currency, are translated using rates of exchange as of the end of the period. Revenues and expenses and cash flows are translated at weighted average rates of exchange in effect during the year. The cumulative effect resulting from such translation is included in accumulated other comprehensive income in the consolidated financial statements.

         Cash and cash equivalents

         Cash and cash equivalents include liquid investments having a maturity date of less than three months when originally acquired.

         Inventories

         Inventories, consist principally of food and beverage and, are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market.

         Property, equipment, and depreciation

         Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Properties sold, or otherwise disposed of, are removed from the property accounts, with gains or losses on disposal credited or charged to the results of operations.

         Depreciation is provided over the estimated useful lives of the respective assets, using the straight-line method for financial reporting purposes, and, in general, accelerated methods for income tax purposes.

         Other assets and amortization

         Goodwill represents the excess of the purchase price paid for the Manor, at the date of its acquisition over the fair market value of the net assets acquired. Goodwill is being amortized using the straight-line method over 15 years.

         Amounts receivable from shareholder

         Amounts receivable from shareholder represent monies advanced by the Company on behalf of a shareholder which are non-interest bearing and have no stated maturity date.

         Costs of issuing stock

         Costs incurred directly related to an anticipated stock offering are reflected as an asset on the balance sheets based upon management's belief that the proposed offering will be successful. Pending the results of the offering, these costs will ultimately offset the equity proceeds.

         Customer deposits

         Customer deposits consist of monies received from customers in advance for trips to the Manor.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 1 - Nature of business and significant accounting policies, continued

         Income taxes

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial and tax basis of property and equipment, accrued liabilities and net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for tax credits that are available to offset future income taxes. Valuation allowances are established, if necessary, to reduce any deferred tax assets to the amount that will more likely than not be realized.

         Fair value of financial instruments

         Fair value approximates book value for the following financial instruments due to their short-term nature: cash and cash equivalents, accounts receivable, and accounts payable. Fair values of notes payable and long-term debt are based on estimates using present value techniques.

         At December 31, 2000 and 1999 and September 30, 2001 and 2000, the carrying values of the Company's notes payable and long-term debt approximated their fair values as the interest rates on such financial instruments are comparable to market rates and/or remaining principal is due in a relatively short period of time. Fair value of unused line of credit arrangements approximate carrying value as the terms are at current market for similar agreements.

         Revenue recognition

         The Company records room revenues after guests have completed their stay at the Manor and also records revenues for food and beverage and other services as they are delivered to the guests. The Company includes as part of their package prices, the cost of airfare to Ireland and recognizes this as revenue when guests complete their stay. The Company bears the risk of loss on the tickets when purchased until the guest has utilized the ticket.

         Advertising costs

         Advertising costs are expensed as incurred. Advertising costs amounted to $5,521 and $5,509, respectively, for the years ended December 31, 2000 and 1999.

         Noncash investing and financing activities

         During the year ended December 31, 2000, the Company issued 271,917 shares of its common stock in exchange for approximately 6% of the ownership interest in County Clare, Ltd. an Irish theme Bed and Breakfast Inn and Pub in Milwaukee, Wisconsin, and 16,500 options exercisable for $1 which would increase the Company's ownership interest in County Clare, Ltd. to approximately 17%. The investment in County Clare, Ltd. was valued at $326,300 which represented approximately 6% of the net assets of County Clare, Ltd.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 1 - Nature of business and significant accounting policies, continued

         Comprehensive income

         Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, requires that total comprehensive income be reported in the financial statements. Total comprehensive income is presented in the consolidated statement of changes in stockholders' equity.

         Impact of recently issued accounting standards

         SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, issued in June 1998, as amended by SFAS No. 137 and SFAS No. 138, established accounting and reporting requirements for derivative instruments, including derivative instruments embedded in other contracts. The provisions of the Statement are effective for fiscal years beginning after June 15, 2000. The Company adopted this statement effective January 1, 2001. The adoption of the provisions of this statement did not have a material impact on the consolidated financial statements of the Company.

         In June 2001, the Financial Accounting Standards Board ("FASB") issued two Statements of Financial Accounting Standards, No. 141, Business Combinations (SFAS No. 141), and No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of SFAS No. 141 are to be accounted for using one method, the purchase method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. Use of the pooling-of-interest method for those business combinations is prohibited. The Company intends to adopt this statement effective June 30, 2001. The Company expects that adopting the provisions of this statement will not have a material impact on the consolidated financial statements of the Company.

         SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by SFAS No. 142. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The Company expects to adopt the provisions of SFAS No. 142 effective January 1, 2002. The Company expects that adopting the provisions of this statement will not have a material impact on the consolidated financial statements of the Company.

         In June, 2001, the FASB issued the Statement of Financial Accounting Standards, No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143). The Statement amends FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period it is incurred. The provisions of this Statement are effective for fiscal years beginning after June 15, 2002. The Company expects that adopting the provisions of this statement will not have a material impact on the consolidated financial statements of the Company.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 1 - Nature of business and significant accounting policies, continued

         Impact of recently issued accounting standards, continued

         In August, 2001, the FASB issued the Statement of Financial Accounting Standards, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). The Statement supercedes FASB Statement 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 also amends ARB No. 51, Consolidated Financial Statements. SFAS No. 144 establishes a single accounting model, to dispose of by sale, for disposal of long-lived assets. The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. The Company expects that adopting the provisions of this statement will not have a material impact on the consolidated financial statements of the Company.

         Reverse 1 for 3 stock split

         Effective April 4, 2001 the Company effected a 1 for 3 reverse stock split. All share amounts and per share amounts have been presented giving retroactive effect for this reverse split.


Note 2 - Concentration of credit risk

The Company maintains its cash balances in various financial institutions located in the United States and Ireland. Balances maintained in financial institutions located in the United States are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. At times, the Company's bank balances exceed this amount.


Note 3 - Investment in affiliated company

The Company owns approximately 6% of the outstanding common stock of County Clare, Ltd. which is affiliated with the Company through common ownership. The investment has been accounted for at cost. At December 31, 2000 the carrying value of this investment approximated the market value. In addition, at December 31, 2000 the Company holds an option to acquire 16,500 additional shares of County Clare, Ltd. for $1 per share which would increase its ownership percentage to 17%.

Note 4 - Notes payable

Related party notes payable consist of the following:

  County Clare, Ltd. - Related party
    6% note, unsecured, due on demand                                              $         40,000

  Cary O'Dwanny - Stockholder
    Non-interest bearing note, unsecured, due on demand                                      12,700

  Richard Peterson - Stockholder
    9% note, unsecured, due on demand                                                       100,000
                                                                                   ----------------
                                                                                   $        152,700
                                                                                   ================

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Other notes payable consists of the following:

  Grafton State Bank
    10% note, interest payable quarterly, due on demand,
      personally guaranteed by three stockholders of the Company                    $         33,000
                                                                                    ================


Note 5 - Long-term debt

Long-term debt consists of the following:

  Ulster Bank, Ireland
    Mortgage note, due in monthly installments of $3,211
      due February 1, 2013, interest at Irish prime less .5% (7.5% at
      December 31, 2000), secured by substantially all real estate
      with a net book value of $1,001,692 at December 31, 2000                     $         405,699

  Johnson Bank
    Line of credit in the amount of $350,000, interest at prime plus .5% (10% at December 31, 2000), guaranteed by
      County Clare, Ltd., as well as a stockholder of the Company,
      expiring April 30, 2002                                                                200,117
                                                                                   -----------------

  Total long-term debt                                                                       605,816
  Less current maturities                                                                      8,000
                                                                                   -----------------

  Long-term debt, less current maturities                                          $         597,816
                                                                                   =================

Maturities of long-term debt for each of the five years succeeding December 31, 2000 are as follows:

                    Year ending
                    December 31,
                    ------------
                        2001                                      $           8,000
                        2002                                                209,000
                        2003                                                 10,000
                        2004                                                 10,000
                        2005                                                 11,000
                     Thereafter                                             357,816
                                                                  -----------------
                        Total                                     $         605,816
                                                                  =================

Subsequent to December 31, 2000, the Manor completed its expansion of the inn to twenty-three rooms. Construction costs incurred during 2001 totaled approximately $360,000 and were financed with additional bank borrowings of approximately $190,000.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 6 - Income taxes

Deferred taxes are as follows:

         Deferred income tax assets:
           Total                                                                                  $          76,722
           Valuation allowances                                                                             (38,361)
                                                                                                  ------------------
                                                                                                             38,361
         Total deferred income tax liabilities                                                                    -
                                                                                                  -----------------
         Net deferred income tax asset                                                            $          38,361
                                                                                                  =================

There was approximately a $4,000 decrease and an $18,000 increase in the valuation allowance during the years ended December 31, 2000 and 1999, respectively.

The provision for income taxes consists of:

                                                                                             Years Ended
                                                                              -----------------------------------------
                                                                                   December 31,       December 31,
                                                                                       2000               1999
                                                                                       ----               ----
       Deferred provision:
         Federal                                                                  $          21     $        (5,211)
         State                                                                                5              (1,211)
         Foreign                                                                          4,547             (12,250)
                                                                                  -------------     ---------------
       Deferred provision                                                         $       4,573     $       (18,672)
                                                                                  =============     ===============


Effective rate reconciliation:

         U. S. Statutory Rate                                                               34%                 34%
                                                                                            ---                 ---

         U. S. Statutory Rate                                                     $      17,741     $       (56,321)
         State income taxes, net                                                              5              (1,211)
         International rate differences                                                 (13,173)             38,860
                                                                                  -------------     ---------------

                                                                                  $       4,573     $       (18,672)
                                                                                  =============     ===============

The net operating losses which principally arose from the Company's Irish operations may be carried forward indefinitely under Irish law to be used to offset future business income of the Irish operations.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 7 - Earnings per share

Earnings per share has been computed based on the weighted average shares outstanding for the periods below:

                                                                             Harp & Eagle, Ltd.
                                                                             ------------------
                                                             Income                Shares           Per-Share
                                                           (Numerator)          (Denominator)        Amount
Basic income per common share:
  Income available to common stockholders:
         December 31, 2000                                $     47,605               474,359      $        .10
                                                          ------------                            ============
         September 30, 2001, (unaudited)                  $     37,612               532,332      $        .07
                                                          ------------                            ============
         September 30, 2000, (unaudited)                  $    (48,022)              465,532      $       (.10)
                                                          ------------                            ============

As a result of the significant changes in the capital structure of the Company as described in Note 1, no calculation of earnings per share has been made for 1999 as in management's estimation, it would not be meaningful.

During December, 2000 the Company granted options to purchase approximately 33,332 shares of common stock to four individuals, all of whom are officers, directors and/or employees of the Company. These options were granted pursuant to a plan adopted by the board of directors. All such options are exercisable at the price of $3 per share for a period of ten years. These options will become fully vested and exercisable on July 1, 2007, provided that the registration statement on Form SB-2, relating to the Company's initial public offering of its common stock, has become effective prior to that date. The exercise price of these options was determined by the Company to reflect the fair value of the common stock as of December 31, 2000. These options are contingent on a registration statement filed with the U.S. Securities and Exchange Commission becoming effective and accordingly, have not been included in the calculation of earnings per share. The Company intends to measure compensation expense using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.


Note 8 - Commitments and contingencies

The Company accepts reservations for trips to the Manor in advance of customers' travel. As a result, the Company is obligated to provide air travel and other amenities associated with the trips. The Company prices its trips at a level expected to cover these costs and provide a profit, accordingly, no provision for these future costs has been made in these financial statements.


Note 9 - Unaudited interim financial statements

All unaudited interim financial statements included within these financial statements contain all adjustments (consisting of normal, recurring adjustments) that are necessary in management's opinion for a fair presentation of financial position and results of operations for all periods presented.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 10 - Net sales by region

                                                   Years Ended                         Nine-Month Period Ended
                                    -----------------------------------------    ----------------------------------
                                          December 31,      December 31,           September 30,      September 30,
                                              2000              1999                   2001               2000
                                              ----              ----                   ----               ----
         Domestic                        $    423,664      $       63,571         $     608,589     $       243,280
         Europe                               437,999             208,755               476,519             353,167
                                         ------------      --------------         -------------     ---------------
            Total                        $    861,663      $      272,326         $   1,085,108     $       596,447
                                         ============      ==============         =============     ===============

                                                                       EXHIBIT A


                                1,000,000 SHARES
                                HARP & EAGLE LTD.
                                  COMMON STOCK

                             SUBSCRIPTION AGREEMENT
                             ----------------------

Harp & Eagle, Ltd.
1234 North Astor Street
Milwaukee, Wisconsin 53202

Gentlemen:

     The undersigned irrevocably subscribe(s) for and agree(s) to purchase shares of common stock, par value $0.0001 per share ("Common Stock"), of Harp & Eagle, Ltd. ("Company"), to be registered in the name(s) of the undersigned at the address appearing below. Delivered concurrently herewith is payment in full
for the Common Stock subscribed for, at the price of $    per share (checks made
payable to "Grafton State Bank, Escrow Agent"). The undersigned agree(s) that the Company has the right to reject this subscription for any reason and that, in the event of rejection, all funds delivered herewith will be promptly returned, without interest or deduction.

WITHHOLDING CERTIFICATION

     Each of the undersigned certifies under penalty of perjury that:

     (1) The Social Security Number or other Federal Tax I.D. Number entered below is correct.
     (2)  The undersigned is not subject to backup withholding because:

          (a) The IRS has not informed the undersigned that he/she/it is subject to backup withholding.
          (b) The IRS has notified the undersigned that he/she/it is no longer subject to backup withholding.

     NOTE: If this statement is not true and you are subject to backup withholding, strike out section (2).

REGISTRATION OF SECURITIES

     Common Stock is to be registered as indicated below. (Please type or print.)


-----------------------------------------------
                                                             -----------------------------------------------
                                                                Social Security or Federal Tax I.D. Number
-----------------------------------------------
                  Name(s)

-----------------------------------------------
               Street Address                               Telephone Number  (   )
                                                                                   -------------------------
-----------------------------------------------
            City, State, Zip Code



OWNERSHIP:  [ ] Individual   [ ] Marital Property   [ ] Joint Tenants with Right of Survivorship   [ ] Tenants in Common
[ ] Corporation [ ] Partnership [ ] Trust [ ] IRA/Qualified Plan [ ] Other
                                                                          -----------------------------------------

     If Common Stock is to be registered jointly, all owners must sign. For IRAs/Qualified Plans, the trustee must sign. Any registration in the names of two or more co-owners will, unless otherwise specified, be as joint tenants with rights of survivorship and not as tenants in common. Each subscriber certifies that he/she/it has full capacity to enter into this Agreement. This subscription is subject to acceptance by the Company and will not be accepted unless accompanied by payment in full.



SUBSCRIBER SIGNATURES

INDIVIDUALS (All proposed record holders must sign.)

Dated:
       -----------------------------------------



-------------------------------------------------------                   ------------------------------------------------------
                     (Signature)                                                                (Signature)


-------------------------------------------------------                   ------------------------------------------------------
                (Print or Type Name)                                                          (Print or Type Name)


CORPORATIONS, PARTNERSHIPS, TRUSTS AND IRAS/QUALIFIED PLANS (Certificate of
Signatory must be completed.)

Dated:
      -----------------------------------                                 ------------------------------------------------------
                                                                                         (Print or Type Name of Entity)


                                                                     By:
                                                                          ------------------------------------------------------
                                                                                   (Signature of Authorized Representative)


                            CERTIFICATE OF SIGNATORY


     I,                                                   , am the
        -------------------------------------------------         --------------------------------------------------------------
        (Print or Type Name of Authorized Representative)                         (Print or Type Title or Position)
of                                                                                           ("Entity").
   -----------------------------------------------------------------------------------------
                               (Print or Type Name of Subscribing Entity)

     I certify that I am fully authorized and empowered by the Entity to execute this Subscription Agreement and to purchase Common Stock, and that this Subscription Agreement has been duly executed by me on behalf of the Entity and constitutes a valid and binding obligation of the Entity in accordance with its terms.





-----------------------------------------------------------------------------------------------------------------------------------
                                                                 (Signature of Authorized Representative)
SALES AGENT

     Name of Selected Placement Agent:
                                       -----------------------------------------------------------------------------------------

     Name of Registered Representative:
                                        ----------------------------------------------------------------------------------------


ACCEPTANCE

     Subscription [ ]accepted [ ] rejected as of                         .
                                                -------------------------

                                                                              HARP & EAGLE, LTD.



                                                  By:
                                                       --------------------------------------------------------------------
                                                                     (Signature of Authorized Officer)

                              [Outside back cover]


















                           [Insert Harp & Eagle logo]













     UNTIL         , 2002 (90 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 11.01 through 11.03 of the Bylaws of the Registrant authorize such corporation to indemnify its directors, officers, employees or agents to the fullest extent permitted by Wisconsin law, as follows:

                                   ARTICLE XI
                                 INDEMNIFICATION

               SECTION 11.01. INDEMNIFICATION. The corporation shall, to the fullest extent authorized by ch. 180, indemnify a director or officer against liability and reasonable expenses incurred by the director or officer in a proceeding in which the director or officer was a party because he or she is or was a director or officer of the corporation. These indemnification rights shall not be deemed to exclude any other rights to which the director or officer may otherwise be entitled. The corporation may, to the fullest extent authorized by ch. 180, indemnify, reimburse or advance expenses of directors or officers.

               A director or officer who seeks indemnification under this Section shall make a written request to the corporation. Indemnification under this Section is not required to the extent limited by the articles of incorporation under Section 11.02. Indemnification under this Section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.

               SECTION 11.02. LIMITED INDEMNIFICATION. The corporation's articles of incorporation may limit its obligation to indemnify under
          Section 11.01. A limitation under this Section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.

               SECTION 11.03. INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENT. The corporation shall, to the fullest extent authorized by ch. 180, indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation. In addition to the indemnification required by the preceding sentence, the corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or by-laws, by general or specific action of the board of directors or by contract.

     Sections 180.0850 through 180.0859 of the Wisconsin Business Corporation Law provide for the indemnification of directors, officers and other employees of the Registrant, as follows:


     180.0850 DEFINITIONS APPLICABLE TO INDEMNIFICATION AND INSURANCE PROVISIONS. In ss. 180.0850 to 180.0859:

     (1) "Corporation" means a domestic corporation and any domestic or foreign predecessor of a domestic corporation where the predecessor corporation's existence ceased upon the consummation of a merger or other transaction.

     (2) "Director or officer" of a corporation means any of the following:

         (a) An individual who is or was a director or officer of the corporation.

         (b) An individual who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise.

         (c) An individual who, while a director or officer of the corporation, is or was serving an employee benefit plan because his or her duties to the corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.

         (d) Unless the context requires otherwise, the estate or personal representative of a director or officer.

     (3) "Expenses" include fees. costs, charges. disbursements, attorney fees and any other expenses incurred in connection with a proceeding.

     (4) "Liability" includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses.

     (5) "Party" includes an individual who was or is, or who is threatened to be made, a named defendant or respondent in a proceeding.

     (6) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person.

180.0851 MANDATORY INDEMNIFICATION. (1) A corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.

     (2) (a) In cases not included under sub. (1), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

         1. A wilful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.

         2. A violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.

         3. A transaction from which the director or officer derived an improper personal profit.

         4. Wilful misconduct.

         (b) Determination of whether indemnification is required under this subsection shall be made under s. 180.0855.

         (c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this subsection.

    (3) A director or officer who seeks indemnification under this section shall make a written request to the corporation.

    (4) (a) Indemnification under this section is not required to the extent limited by the articles of incorporation under s. 180.0852.

        (b) Indemnification under this section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.
180.0952 CORPORATION MAY LIMIT INDEMNIFICATION. A corporation's articles of incorporation may limit its obligation to indemnify under s. 180.0851. Any provision of the articles of incorporation relating to a corporation's power or obligation to indemnify that was in existence on June 13, 1987, does not constitute a limitation on the corporation's obligation to indemnify under s.
180.0851. A limitation under this section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect. 180.0853 ALLOWANCE OF EXPENSES AS INCURRED. Upon written request by a director or officer who is a party to a proceeding, a corporation may pay or reimburse his or her reasonable expenses as incurred if the director or officer provides the corporation with all of the following:

     (1) A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation.

     (2) A written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by the corporation, to pay reasonable interest on the allowance to the extent that it is ultimately determined under
s. 180.0855 that indemnification under s. 180.0851(2) is not required and that indemnification is not ordered by a court under s. 180.0854(2)(b). The undertaking under this subsection shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance. The undertaking may be secured or unsecured.

180.0854 COURT-ORDERED INDEMNIFICATION. (1) Except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under s. 180.0855(5) or for review by the court of an adverse determination under s. 180.0855(1), (2), (3), (4) or (6). After receipt of an application, the court shall give any notice that it considers necessary.

     (2) The court shall order indemnification if it determines any of the following:

     (a) That the director or officer is entitled to indemnification under s. 180-0851 (1) or (2). If the court also determines that the corporation unreasonably refused the director's or officer's request for indemnification, the court shall order the corporation to pay the director's or officer's reasonable expenses incurred to obtain the court-ordered indemnification.

     (b) That the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under s.180.0851(2). 180.0955 DETERMINATION OF RIGHT TO INDEMNIFICATION. Unless otherwise provided by the articles of incorporation or bylaws or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification under s. 180.0851(2) shall select one of the following means for determining his or her right to indemnification:

     (1) By a majority vote of a quorum of the board of directors consisting of directors who are not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of 2 or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.

     (2) By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in sub. (1) or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings.

     (3) By a panel of 3 arbitrators consisting of one arbitrator selected by those directors entitled under sub. (2) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the 2 arbitrators previously selected.

     (4) By an affirmative vote of shares as provided in s.180.0725. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.

     (5) By a court under s.180.0854.

     (6) By any other method provided for in any additional right to indemnification permitted under s.180.0858.

180.0856 INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENTS. (1) A corporation shall indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation.

     (2) In addition to the indemnification required by sub. (1), a corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or bylaws, by general or specific action of the board of directors or by contract.

     180.0857 INSURANCE. A corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer or arising from his or her status as an employee, agent, director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under ss. 180.0851, 180.0853, 180.0856 and 180.0858.

     180.0858 ADDITIONAL RIGHTS TO INDEMNIFICATION AND ALLOWANCE OF EXPENSES.
     (1) Except as provided in sub. (2), ss. 180.0851 and 180.0853 do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under any of the following:

          (a) The articles of incorporation or bylaws.

          (b) A written agreement between the director or officer and the corporation.

          (c) A resolution of the board of directors.

          (d) A resolution, after notice, by a majority vote of all of the corporation's voting shares then issued and outstanding.

          (2) Regardless of the existence of an additional right under sub. (1), the corporation may not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty that he or she owes to the corporation which constitutes conduct under s. 180.0851(2)(a)1, 2, 3 or 4. A director or officer who is a party to the same or related proceeding for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.

          (3) Sections 180.0850 to 180.0859 do not affect a corporation's power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances:

          (a) As a witness in a proceeding to which he or she is not a party.

          (b) As a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.

     180.0859 INDEMNIFICATION AND INSURANCE AGAINST SECURITIES LAW CLAIMS. (1) It is the public policy of this state to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with a proceeding involving securities regulation described under sub. (2) to the extent required or permitted under ss. 180.0850 to 180.0858.

          (2) Sections 180.0850 to 180.0858 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisors.

     The Registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its Articles of Incorporation of Incorporation and Bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     All amounts below are based upon the registration of 1,000,000 shares at $6.50 per share, of which all are assumed to be sold in the offering at $6.00 per share:

         SEC registration fee..............................................................  $    1,625.00
         NASD filing fee...................................................................       1,150.00
         Brokers' expense allowance........................................................     120,000.00
         Legal fees and expenses...........................................................      41,500.00*
         Accounting fees and expenses......................................................      21,000.00*
         Blue Sky fees and expenses........................................................       3,000.00*
         Printing and engraving............................................................      10,000.00*
         Other expenses....................................................................       1,225.00*
                                                                                              -------------
                  Total....................................................................  $  200,000.00*
-----------

         *  Estimate

     ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     From September 14, 1999 (inception) through November 30, 2000, the Registrant sold 1,513,000 shares of its common stock in a private offering to 15 individual investors, 11 of whom were shareholders of affiliated corporations, for an aggregate purchase price of $893,000, consisting of cash in the aggregate amount of $236,000 and common stock of affiliated corporations valued by the Registrant at $657,000. These shares were subject to a 1 for 3 reverse stock split effected April 4, 2001. No selling commission or other compensation was paid in connection with such transactions. All sales were made in reliance upon the exemption from registration under the Securities Act of 1933 provided by
Section 4(2) of such Act.

     During December, 2000, the Registrant granted options to purchase 100,000 shares of its common stock to four persons, all of whom were officers, directors and/or employees of the Registrant, pursuant to a plan adopted by its shareholders as of September 15, 1999 and were subject to a 1 for 3 reverse stock split effected April 4, 2001, which reduced the aggregate shares subject to such options to approximately 33,333. All of such options are exercisable for a period of ten years, at the price of $1.00 per share, determined by the Registrant to reflect the fair value of its common stock on December 31, 2000, adjusted for the 1 for 3 reverse stock split referred to above. These options will become fully vested and exercisable on July 1, 2007, provided that, prior to that date, the registration statement relating to this offering has become effective. No selling commission or other compensation was paid in connection with the respective grants of such options, which were made in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act.

     During 2000 and the first six months of 2001, the Registrant acquired all of the 1,274 outstanding shares of Castledaly Acquisition Corporation in exchange for (i) the issuance of Harp & Eagle common stock valued at $466,682 and (ii) assumption of $241,000 in outstanding indebtedness. No selling commission or other compensation was paid in connection with such transactions. All shares were issued in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of such Act.

ITEM 27.          EXHIBITS.

   Exhibit
   Number                                       Description
   ------                                       -----------
     1.1     Managing Placement Agent (Underwriting) Agreement *
     1.2     Form of Selected Placement Agent (Dealer) Agreement *
     3.1     Articles of Incorporation of the Registrant *
     3.2     Articles of Amendment of the Registrant *
     3.3     Bylaws of the Registrant *
     3.4     Articles and Plan of Share Exchange between the Registrant and Castledaly Acquisition Corporation *
     4.1     Form of Underwriter's Warrant *
     5.1     Opinion of Kevin B. Dunn, Esq.*
    10.1     Escrow Agreement, among the Registrant, Liss Financial Services and Grafton State Bank *
    16.1     Letter of Schenck & Associates, S.C., as to change in accountants*
    16.2     Letter of Cherry, Bekaert & Holland, L.L.P., as to change in accountants*
    23.1     Consent of Kevin B. Dunn, Esq. (included in Exhibit 5.1)*
    23.2     Consent of Kranitz & Philipp *
    23.3     Consent of Cherry, Bekaert & Holland, L.L.P.
    23.4     Consent of Schenck & Associates, S.C. (included in Exhibit 16.1)*
    24.1     Power of Attorney (included at Page II - 7) *

----------
        *  Previously filed


ITEM 28. UNDERTAKINGS.

     The undersigned small business issuer will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

     (3) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by section 10(a)(3) of the Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) Include any additional or changed material information on the plan of distribution.

     (4) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (5) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Milwaukee, State of Wisconsin on December 10, 2001.


                                             HARP & EAGLE, LTD.




                                   By:     /s/ CARY JAMES O'DWANNY
                                      ------------------------------------------
                                       Cary James O'Dwanny, President



     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                 Signature                                     Title
                 ---------                                     -----

               GERARD DUNNE                         Vice President and Director


             DENNIS J. RADTKE                       Vice President and Director


             SEAN D. O'DWANNY                       Vice President and Director


            RICHARD A. KRANITZ                        Secretary and Director


             MICHAEL S. JOYCE                                Director


             THOMAS J. SHEEHAN                               Director




           By:           /s/ CARY JAMES O'DWANNY
              ------------------------------------------------
                               Cary James O'Dwanny
                   Signing personally as President (Principal
               Executive Officer), Treasurer (Principal Financial
                      and Accounting Officer) and Director,
                         and as Attorney-in-Fact for the
                          directors and officers whose
                             names appear above, on

                               December 10, 2001.


                               Part III-Signatures

                                1,000,000 SHARES
                               HARP & EAGLE, LTD.
                                  COMMON STOCK


                                INDEX TO EXHIBITS


   Exhibit
   Number                                       Description
   ------                                       -----------
     1.1     Managing Placement Agent (Underwriting) Agreement *
     1.2     Form Selected Placement Agent (Dealer) Agreement *
     3.1     Articles of Incorporation of the Registrant *
     3.2     Articles of Amendment of the Registrant *
     3.3     Bylaws of the Registrant *
     3.4     Articles and Plan of Share Exchange between the Registrant and Castledaly Acquisition Corporation *
     4.1     Form of Underwriter's Warrant *
     5.1     Opinion of Kevin B. Dunn, Esq., as to the legality of the Common Stock
    10.1     Escrow Agreement, among the Registrant, Liss Financial Services and Grafton State Bank *
    16.1     Letter of Schenck & Associates, S.C., as to change in accountants *
    16.2     Letter of Cherry, Bekaert & Holland, L.L.P., as to change in accountants *
    23.1     Consent of Kevin B. Dunn, Esq. (included in Exhibit 5.1) *
    23.2     Consent of Kranitz & Philipp *
    23.3     Consent of Cherry, Bekaert & Holland, L.L.P.
    23.4     Consent of Schenck & Associates, S.C. (included in Exhibit 16.1) *
    24.1     Power of Attorney (included at Page II - 7) *

-----------------
        *  Previously filed.


                                  Exhibit Index